Exhibit 10.1

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into by and among CSRE PROPERTIES SANDERSVILLE, LLC, a Georgia limited liability company, having a mailing address at 2380 Godby Road, College Park, Georgia 30349 (“Purchaser”), LUNA SQUARES, LLC (f/k/a Innovative Property Management, LLC), a Delaware limited liability company, having a mailing address of Level 5, 97 Pacific Highway, North Sydney, NSW 2060 Australia (“Luna”), MAWSON INFRASTRUCTURE GROUP, INC., a Delaware corporation having a mailing address of Level 5, 97 Pacific Highway, North Sydney, NSW 2060 Australia (“MIG”) and Luna and MIG are collectively referred to as (“Seller”)), and CLEANSPARK, INC., a Nevada corporation having its principal executive office at 2370 Corporate Circle, Suite 160, Henderson, Nevada 89074 (“Parent”). The effective date of this Agreement (the “Effective Date”) shall be the day on which this Agreement is fully executed by Purchaser and Seller.

WITNESSETH:

WHEREAS, Luna currently leases approximately 16.35 acres of land located at 2015 George Lyons Parkway, Sandersville, Washington County, Georgia 31082, as further described by the survey on Exhibit A attached hereto and incorporated herein by these references pursuant to that Lease Agreement (the “Initial Lease”) dated August 12, 2020, between the Development Authority of Washington County (“Development Authority”) and Luna, as amended by that certain First Amendment to Lease Agreement and Exercise of Option to Lease on an Additional Four Adjoining Acres, dated February 23, 2021 (the “First Amendment”), and Second Amendment to Lease Agreement, dated August 24, 2021 (the “Second Amendment,” together with the Initial Lease, First Amendment and Second Amendment, are collectively referred to as the “Lease” and real property subject to the Lease as described on Exhibit A to this Agreement, is referred to as the “Land”); and

WHEREAS, Luna has agreed to assign the Lease to Purchaser; and sell to Purchaser all of Luna’s interests under the Lease to all improvements situated thereon if any, and certain personal property listed on Schedule 1, attached hereto and incorporated herein by this reference (“Personal Property”), and all of Luna’s rights, easements and appurtenances now or hereafter belonging thereto under the Lease (all such assets, including, but not limited to, the Lease, any improvements on the Land, any easements or appurtenances related thereto and the Personal Property are collectively referred to as the “Property”), all in accordance with the terms and conditions described herein.

WHEREAS, As part of the transaction MIG, the sole shareholder and parent company of Seller, will be selling or causing one or more of its Affiliates to sell mining equipment as set forth in Section 21 of this Agreement which is a material aspect of this entire transaction and will benefit from the transaction and is a party to this Agreement.

WHEREAS, Purchaser is a subsidiary of Parent, and Parent will benefit from Seller’s purchase of the Property and, accordingly, has agreed to pay a portion of the consideration therefor, in accordance with the terms and conditions described herein.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. ASSIGNMENT AND SALE. Luna agrees to assign the Lease to Purchaser and to sell and convey the Property to Purchaser, and Purchaser agrees to assume the Lease and to purchase the Property from Luna, on the terms and conditions provided in this Agreement. Alternatively, if agreed on by all of the parties to this Agreement, the Purchaser may enter into a new lease with the Development Authority for the Land in lieu of assignment of the Lease, in which case, Luna will sell and convey the Property, other than the Lease, pursuant to the terms of this Agreement and also terminate the Lease at the time of execution of the new lease and conveyance of the Property, other than the Lease, pursuant hereto at Closing. The parties will also enter into a bill of sale for specific Personal Property that Purchaser is purchasing from Seller as identified on that bill of sale. The Purchaser is also assuming all obligations under the Assigned Contracts and the Non-Land Leases, which assignment and assumption will be evidenced by the parties executing a document at Closing for the assumption by Purchaser of the Assigned Contracts and Non-Land Leases set forth on Schedule 1.1. The Seller shall provide to Purchaser a list of assets relating to the cryptocurrency mining operation that will not be purchased as Schedule 2, attached hereto and incorporated herein by this reference (“Excluded Assets”).

(a)	Upon and subject to the terms and conditions contained herein, and subject to Section 1(b), at the Closing, Purchaser hereby agrees to assume and to pay, perform, and discharge when due the following, and only the following, liabilities of Luna arising from and after the Closing Date (collectively, the “Assumed Liabilities”):

(i) the liabilities of Luna arising under the Lease to the extent arising after the Closing; and

(ii) the liabilities arising under the Assigned Contracts and Non-Land Leases that, by the terms of such Assigned Contracts and Non-Land Leases, arise after the Closing, relate solely to periods following the Closing and are to be observed, paid, performed or discharged, as the case may be, in each case at any time after the Closing Date, but only to the extent that such liabilities do not arise from or relate to: (A) any breach of or default by Seller under this Agreement or any Assigned Contracts and Non-Land Leases; (B) any violation or claim of a violation (or alleged violation) of any Law by Seller; or (C) any Retained Liability.

(b)	Purchaser will not assume, and Purchaser will have no liability for, any liabilities, Taxes (including all Taxes, whether assessed or unassessed applicable to the cryptocurrency mining facility, the Land or any of the Property, in each case attributable to all pre-Closing tax periods prior to the Closing) (collectively, “Pre-Closing Taxes”) or contracts of Seller of any kind, character or description, other than the Assumed Liabilities (collectively, the “Retained Liabilities”); it being understood that Purchaser is expressly disclaiming any express or implied assumption of any Retained Liabilities.

(c)	The Assumed Liabilities and the Retained Liabilities will survive the Closing.

2. PURCHASE PRICE. The purchase price of the Property shall be Twenty-Six Million Five Hundred Thousand and No/100 Dollars ($26,500,000.00), payable at the Closing in the forms set forth in Section 3 (the “Closing Purchase Price”), plus up to an additional Four Million, Five Hundred Thousand and No/100 Dollars ($4,500,000.00) in the form of an Earn-out of Parent Shares issuable as set forth in Section 10.3(a), and up to an additional Two Million and No/100 Dollars ($2,000,000.00) in the form of an Earn-out of cash as set forth in Section 19 (such maximum additional amounts, together with the Closing Purchase Price, the “Purchase Price”) all subject to the terms and conditions hereof.

3. PAYMENT OF PURCHASE PRICE AND ALLOCATION.

(a) At the Closing (as defined in Section 10.1 below), and subject to the satisfaction of the conditions set forth in Section 16 below, Purchaser shall pay Luna the Closing Purchase Price, less a credit against the Cash Consideration, defined below, in the amount of the Earnest Money, defined in Section 4 below, and as adjusted to reflect the prorations provided for herein. Payment of the Purchase Price shall be comprised of the following: (i) Three Million and No/100 Dollars ($3,000,000.00) in Luna Financing, defined and described in Section 19 below; (ii) the issuance by Parent to Luna (or MIG as its designee, as directed by Luna) of the Closing Parent Shares, such shares having a value of Six Million, Five Hundred Thousand and No/100 Dollars ($6,500,000.00) as of the Effective Date (based upon the volume weighted average price of the Parent Common Stock over the five trading days immediately preceding the Effective Date), in accordance with the terms of this Agreement; and (iii) Seventeen Million and No/100 Dollars ($17,000,000.00) by wire transfer of immediately available funds (the “Cash Consideration”).

(b) Allocation of Purchase Price. The Purchase Price (including solely for this purpose, the Assumed Liabilities) will be allocated among the Property in the manner required by Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”) and the rules and regulations promulgated thereunder and, on a preliminary basis, in accordance with Schedule 3 (the “Preliminary Allocation Schedule”). Purchaser shall prepare and deliver Internal Revenue Service Form 8594 to Seller within forty-five (45) days after the Closing Date. Purchaser and Seller each agree to provide the other promptly with any other information required to complete the Form 8594 or in connection with any negotiations regarding the Form 8594. If Seller objects to any item on the Form 8594, they shall, within ten (10) days after delivery of the Form 8594, notify Purchaser in writing that they so object, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Purchaser and Seller shall negotiate in good faith and use reasonable efforts to resolve such items. If Purchaser and Seller are unable to reach such agreement within fifteen (15) days after receipt by Purchaser of such notice, the disputed items shall be resolved by a nationally or regionally recognized accounting firm selected by Purchaser and reasonably acceptable to Seller (the “Accounting Referee”) and any determination by the Accounting Referee shall be final. The Accounting Referee shall resolve any disputed items within twenty (20) days of having the item referred to it pursuant to such procedures as it may require. If the Accounting Referee is unable to resolve any disputed items before the due date for the Form 8594, the Form 8594 shall be filed by Purchaser and Seller as prepared by Purchaser and then amended by each party to reflect the Accounting Referee’s resolution. The costs, fees and expenses of the Accounting Referee shall be borne equally by Purchaser and Seller.  For avoidance of doubt, Purchaser and Seller agree that each will file all federal, state and local tax returns and related tax documents (including amended returns, claims for refund, and information reports) in a manner consistent with the Form 8594, as the same may be adjusted and finally determined pursuant to this Agreement. Any adjustments to the Purchase Price pursuant to Section 3 herein shall be allocated in a manner consistent with the Form 8594.  The provisions of this Section shall survive the Closing.

4. EARNEST MONEY.

4.1 Seller and Purchaser acknowledge and agree that initial Earnest Money in the amount of $100,000.00 was delivered to Luna in connection with execution of the LOI. Purchaser and Seller acknowledge and agree that Purchaser will deposit additional Earnest Money with the Escrow Agent (as hereinafter defined) within three (3) Business Days after execution of this Agreement in the sum of Three Million Three Hundred Thousand and No/100 Dollars ($3,300,000.00), which amount shall be deposited into an interest-bearing account by the Escrow Agent at the option of either Purchaser or Seller and shall be held, applied and distributed as provided herein.

4.2 The Earnest Money will be applied in partial payment of the Cash Consideration portion of the Purchase Price at Closing or as set forth in Section 12, as applicable.

4.3 The parties will execute an esrow agreement, dated even date hereof, with the Escrow Agent (“Escrow Agreement”) whose obligations are contained in the Escrow Agreement.

4.4 At the Closing, Purchaser and Seller shall provide the Escrow Agent with joint instructions directing the Escrow Agent to pay the Earnest Money to Seller.

5. SURVEY AND LEGAL DESCRIPTION AND POWER DEPOSITS.

5.1 Prior to the Inspection Date (as herein defined), Purchaser, in its sole discretion and at its sole cost and expense, may obtain a current ALTA/NSPS survey of the Land and improvements by a surveyor licensed in the State of Georgia (the “Survey”). If the legal description of the Land prepared on the basis of the Survey materially differs from the legal description attached hereto as Exhibit “A”, Luna shall, at the Purchaser’s request, execute and deliver to Purchaser at Closing an amendment of the Lease, containing a legal description of the Land based upon the Survey and shall use reasonable good faith efforts, which shall not require Luna to expend or pay any funds or agree to incur any additional obligations or liabilities to have it executed and delivered by the Development Authority. The Parties agree that the Closing is not conditional upon Purchaser obtaining its desired amendments prior to Closing.

5.2 At least three days prior to Closing, Seller shall cause City of Sandersville (“City”) to provide to Purchaser documentation evidencing the amount of deposits held by City in accordance with CEPS (as defined in Section 10.2 below), less any liabilities owed by MIG to the City of Sandersville (the “Power Deposits”). At the Closing (as defined in Section 10.1 below), unless the City of Sandersville has agreed in writing to pay the Power Deposits to MIG at the Closing, Purchasers shall pay MIG the amount of any deposits held by the City. If Purchaser has paid the Power Deposits to MIG at the Closing and MIG subsequently receives any amounts from the City of Sandersville that relate to the Power Deposits, then MIG must promptly upon becoming aware of the payments notify Purchaser and transfer those amounts to Purchaser. For the avoidance of doubt, the payment of the Power Deposits to MIG are in addition to the Purchase Price.

6.  TITLE TO THE LAND AND PROPERTY.

6.1 Title Examination. Purchaser shall have title to the Land and Property examined and give written notice to Luna of any objections to title, including any objections based on the Survey, on or before the Inspection Date, as defined in Section 7.1 below. In addition, Purchaser may reexamine title to the Land and Property from time to time and update the Survey and give Luna written notice of any additional objections to matters placed of record after the effective date of such initial title examination or appearing on the updated Survey after the date of the initial Survey, up to the Closing Date. Purchaser may object to any deed to secure debt, mortgage, lien, financing statement, security interest, easement, lease, restrictive covenant, agreement, option, or other instrument or matter which impairs the marketability or development of or encumbers title to the Land or Property.

6.2 Luna’s Title. At the Closing, Luna shall assign its interest in and to the Lease pursuant to an assignment and assumption of Lease in the form attached hereto as Exhibit “B”, or such other form as may be required by the Development Authority and reasonably acceptable to Purchaser (“Lease Assignment and Assumption”).

6.3 Intentionally Omitted.

6.4 Intentionally Omitted.

6.5 Agreements Affecting the Land and Property. Luna agrees that so long as this Agreement remains in force and effect, Luna will not sell, assign, lease, convey, or otherwise restrict, encumber, or grant any rights in, the Land or Property, or any portion thereof (or any interest or estate therein) without the prior written consent of Purchaser, which consent may be withheld by Purchaser for any or no reason. In addition, Luna agrees that so long as this Agreement remains in force and effect, Luna will not apply for or consent to any zoning, land use, or development change or restriction with respect to the Land or Property, without the prior written consent of Purchaser, which consent may be withheld by Purchaser for any or no reason.

6.6 Notice of Violations. Luna, until Closing (or termination of this Agreement) shall notify Purchaser immediately and in writing of any proceedings, actions, suits or claims pending or threatened in writing against Luna related to any violation or alleged violation of any laws, codes, ordinances or rules with respect to the Land or Property or the operation of Seller’s business thereat, or of any proceedings, actions, suits or claims pending or threatened in writing against Seller related to any violation or alleged violation of any laws, codes, ordinances or rules with respect to the Land or Property or the operation of Seller’s business thereat.

7.  AMENDMENTS TO LEASE. Purchaser has identified certain amendments that Purchaser desires to make to the Lease. Seller agrees to use reasonable good faith efforts, which shall not require Luna to expend or pay any funds or to agree to incur any additional obligations or liabilities to assist Purchaser to obtain an executed amendment to the Lease for the period up to Closing and for a further 30 days after Closing. The Parties agree that the Closing is not conditioned upon Purchaser obtaining its desired amendments prior to Closing.

8. INSPECTION.

8.1 In addition to any other obligation to assist Purchaser in the inspection of the Land and Property, Seller hereby agrees to provide Purchaser within five (5) days following the Effective Date the following materials in Seller’s possession or control (the “Property Documents”): (i) all soil reports, environmental reports relating to the Land or Property and/or the pond and/or the buildings thereon, engineering studies and reports, any information related to the geotechnical condition of the Land or Property and/ or the pond and/or buildings thereon, boundary surveys, topographical surveys or maps, tree surveys, site plans, maps, plats, permits (including without limitation, permits enabling Seller to conduct its business on the Land or Property), approvals, zoning materials, including governmental zoning letters, all information regarding County zoning requests and or approvals whether current or formerly submitted, subdivision reports, and other similar materials with respect to the Land or Property, (ii) all title examination reports, title insurance commitments, title policies, copies of title exception documents, including, without limitation, all covenants, conditions and restrictions affecting the Land or Property, and copies of all tax bills, including but not limited to, property, personal, rental and special assessments, and value renditions relating to the Land or Property (iii) copies of all expenses for the Land or Property; and (iv) insurance certificates for the Land or Property. In addition, until Closing Seller shall promptly provide to Purchaser such other Property Documents relating to the Land and Property and the operation of business in connection with the Property which come into the possession or control of Seller, or which are in Seller’s possession or control, but have not previously been provided to Purchaser.

Further, in addition to any other obligation to assist Purchaser in connection with Purchaser’s due diligence, Seller shall provide Purchaser with access during normal business hours (where records, information and other materials cannot be sent electronically or via hard photocopies, which information should be sent electronically or via photocopies where practical) to Seller’s business and financial records regarding the GA Business, and the Land and Property, including physical, title and/or environmental studies and other real estate records and such other business information regarding the GA Business reasonably requested by Purchaser that are in Seller’s possession or control or are reasonably, readily available to Seller. Seller will coordinate all site visits with Purchaser.

9. PARENT AND MIG GUARANTEE.

(a) Parent hereby irrevocably, absolutely and unconditionally guarantees to Seller and MIG the prompt, complete and full performance, when due, of all of Purchaser’s covenants and obligations under this Agreement and the related Transaction Documents, including without limitation Purchaser’s payment of the Purchase Price, when the same shall become due and payable in accordance with the terms of this Agreement. This guaranty shall be a continuing guaranty and shall remain in full force and effect until, and Parent’s liability under this guaranty shall terminate in respect of any covenant or obligation of Purchaser upon, the termination of such covenant or obligation of Purchaser pursuant to, and in accordance with, this Agreement. Parent acknowledges that its obligations under this Section 9 shall not be released or discharged in whole or in part by the insolvency, bankruptcy, liquidation, termination, dissolution, merger, consolidation or other business combination of Purchaser. The guaranty contemplated in this Section 9 shall apply to any obligation of Purchaser hereunder, regardless of whether Parent is specifically cited herein as being a party to such obligation. Parent shall be liable as principal debtor and not solely as surety with respect to the performance of the obligations guaranteed hereunder. Seller and MIG shall not be bound to exhaust their recourse against Purchaser or any other Person before being entitled to payment or other recourse under the guarantee provided by Parent herein.

(b) MIG hereby irrevocably, absolutely and unconditionally guarantees to Purchaser the prompt, complete and full performance, when due, all of Luna and Cosmos Infrastructure, LLC, a Delaware limited liability company (“Cosmos”) covenants and obligations under this Agreement and the related Transaction Documents. This guaranty shall be a continuing guaranty and shall remain in full force and effect with respect to MIG until the termination of the applicable covenant or obligation of Luna and Cosmos pursuant to, and in accordance with, this Agreement and the related Transaction Documents. MIG acknowledges that its obligations under this Section 9 shall not be released or discharged in whole or in part by the insolvency, bankruptcy, liquidation, termination, dissolution, merger, consolidation or other business combination of MIG, Luna or Cosmos. The guaranty contemplated in this Section 9 shall apply to any obligation of Luna or Cosmos hereunder, regardless of whether MIG is specifically cited herein as being a party to such obligation. MIG shall be liable as principal debtor and not solely as surety with respect to the performance of the obligations guaranteed hereunder. Purchaser and Parent shall not be bound to exhaust their recourse against Luna, Cosmos or any other Person before being entitled to payment or other recourse under the guarantee provided by MIG herein.

10. THE CLOSING.

10.1 Closing Date. The purchase and sale of the Property (the “Closing”) shall be held in the offices of the Purchaser’s attorney by “mail away” closing process, on or prior to October 1, 2022 (the “Closing Date”) subject to satisfaction of the conditions set forth in Section 16 below.

10.2 Deliveries at Closing.

10.2.1 At the Closing, Luna and MIG shall deliver, or cause to be delivered, to Purchaser the following:

10.2.1.1 A Lease Assignment and Assumption (or if Purchaser and the Development Authority agree on a new lease, the execution of a new lease with the Development Authority), in a form reasonably acceptable to Purchaser whereby Purchaser is assuming the Lease or executing a new lease and it contains terms and conditions identical to or no less favorable to Purchaser (when taken together) than the current Lease; provided that the Development Authorities refusal to sign a new lease with Purchaser shall not be a condition to the Closing);

10.2.1.2 a certificate reaffirming Seller’s representations, warranties and covenants herein as of the Closing Date;

10.2.1.3 a bill of sale and assignment, substantially in the form attached hereto as Exhibit “C” conveying to Purchaser the Personal Property and all zoning, land use and business operation permits and approvals and all intangible rights relating to the Property;

10.2.1.4 a Form W-9 for Luna and MIG;

10.2.1.5 evidence reasonably satisfactory to Purchaser’s title insurer of the power and authority of the individual(s) executing and delivering the instruments and certificates described herein to act for and bind Seller and other documentation reasonably requested by Purchaser’s title insurer to issue a leasehold title policy;

10.2.1.6 an assignment and assumption agreement for the Assigned Contracts and Non-Land Leases being assumed by Purchaser, in form reasonably acceptable to the parties (the “General Assignment and Assumption”) in the form agreed by the parties;

10.2.1.7 a colocation agreement executed by Seller, in substantially the form of Exhibit “D” (the “Colocation Agreement”);

10.2.1.8 the consent of the Development Authority to the Lease Assignment and Assumption;

10.2.1.9 the Equipment Purchase and Sale Agreement executed by Cosmos, substantially in the form of Exhibit “E”, hereto (the “EPSA”);

10.2.1.10 the execution by Luna of an Assignment and Assumption of the Contract for Electrical Power Service (“CEPS”) between Seller and the City and consent of the City to such assignment and assumption of CEPS in a form reasonably acceptable to Purchaser (“Assignment and Assumption of CEPS”) whereby Purchaser is assuming the CEPS and it contains terms and conditions identical to or terms no less favorable to Purchaser than the current CEPS;

10.2.1.11  a closing settlement statement with the purchase price, adjustments, expenses, pro-rations and other customary items typically found on such document (“Closing Settlement Statement”) executed by Seller; and

10.2.1.12 such other instruments and documents as shall be reasonably necessary for the consummation of the sale and conveyance of the Property to Purchaser in accordance with the terms of this Agreement.

10.2.2 At the Closing, Purchaser and Parent shall deliver, or cause to be delivered, to Seller the following:

10.2.2.1 The Cash Consideration;

10.2.2.2 Written direction to the Escrow Agent to pay the Earnest Money to Seller;

10.2.2.3 The Note and the Security Agreement, duly executed by Purchaser, substantially in the form of Exhibit “G”, hereto;

10.2.2.4 The Closing Parent Shares;

10.2.2.5 The Lease Assignment and Assumption, duly executed by Purchaser;

10.2.2.6 The General Assignment and Assumption, duly executed by Purchaser;

10.2.2.7 The Colocation Agreement, duly executed by Purchaser;

10.2.2.8 The EPSA executed by CleanSpark GLP, LLC (“CleanSpark GLP”);

10.2.2.9 a Closing Settlement Statement executed by Purchaser; and

10.2.2.10 The Assignment and Assumption of CEPS executed by Purchaser or CleanSpark GLP.

10.3 Earn-out Parent Shares; Registration Rights.

(a) In addition to the Closing Parent Shares, Luna will be entitled to earn additional shares of Parent Common Stock, based upon Co-location MDCs being emptied and made available for use by Purchaser, in accordance with the provisions of this Section 10.3(a). Within 10 Business Days of receipt of written notice from Luna that one or more Co-location MDCs have been emptied and made available for use by Purchaser (each, an “Empty Co-location MDC”) on a particular date, then, in respect of such Empty Co-location MDCs on such date, Parent will issue to Luna (or MIG as its designee, as directed by Luna (provided that Luna shall make the same designation if applible for both the Closing Parent Shares and the Earn-out Parent Shares)) a number of shares of Parent Common Stock equal to the result of (x) the Earn-Out Share Number (subject to appropriate adjustment for stock splits, stock combinations, stock dividends, recapitalizations or similar events occurring after the date hereof), divided by (y) the number of Effective Date Co-Location MDCs, and multiplied by (z) the number of Co-location MDCs that became Empty Co-location MDC(s) on such date. Any additional shares of Parent Common Stock earned by Luna in accordance with the foregoing are referred to as “Earn-out Parent Shares”, and the maximum number of Earn-out Parent Shares has a value of Four Million, Five Hundred Thousand and No/100 Dollars ($4,500,000.00) as of the Effective Date (based upon the volume weighted average price of the Parent Common Stock over the five trading days immediately preceding the Effective Date). For the purpose of calculating the issue of Earn-out Shares for Empty Co-location MDCs emptied on or after the 196th day post-Closing, the Earn-out Share Number shall be reduced to 84% of the original Earn-out Share Number and on each day thereafter, the Earn-out Share Number shall be reduced by an additional 1% of the original Earn-out Share Number (in each case, subject to appropriate adjustment for stock splits, stock combinations, stock dividends, recapitalizations or similar events occurring after the date hereof). Notwithstanding the foregoing, no Earn-out Shares shall be earned after the date that is one hundred (100) days following the 180th day post-Closing, and Earn-out Parent Shares may be used to satisfy indemnification obligations as provided in Section 22.4(d). The number of Earn-out Parent Shares issued to Seller, less any reductions, shall not be lower than zero (0).

For the avoidance of doubt, this formula will operate in the following manner:

i. If all Co-location MDC’s are empty on or before the 195th day post-Closing, Luna will receive 100% of the Earn-out Parent Shares.

ii.  If all Co-Location MDC’s are emptied on the 196th day post-Closing, Luna would receive 84% of the Earn-out Parent Shares and for every day thereafter on which the Co-Location MDCs are emptied (assuming they are all emptied on the same day) such percentage would be reduced by an additional 1 percentage point until one hundred (100) days following the 180th day post Closing, when such Earn-Out Shares can no longer be earned.

iii.  Assuming there are fifteen (15) total Effective Date Co-Location MDCs, and if five (5) Co-location MDCs are emptied on or before the 195th day post-Closing, and the remaining ten (10) Co-location MDCs are emptied on the 200th day post-Closing, Luna will receive shares as follows:

Step 1 Co-location MDC’s emptied on day 195: (x) Earnout Share Number divided by (y) 15 multiplied by (z) 5; plus,

Step 2 Co-location MDC’s emptied on day 200: (x) Earnout Share Number minus 20% of the Earnout Share Number divided by (y) 15 multiplied by (z) 10.

For the sake of example from (iii) above, if there are 1,000,000 Earnout Shares, Luna would receive:

Step 1 Co-location MDC’s emptied on day 195: (x) 1,000,000 divided by (y) 15 multiplied by (z) 5 = 333,333.33

Step 2 Co-location MDC’s emptied on day 200: (x) 1,000,000 less 20%=800,000 divided by (y) 15 multplied by (z) 10 = 533,333.33

Step 3= Add up results from Step 1 and Step 2 such that 333,333.33 + 533,333.33 = 866,667 Parent Shares.

(b)  The parties hereto understand and agree that (i) neither Parent nor Purchaser nor any of their respective affiliates is obligated to take any action to cause the Co-location MDCs to be emptied and made available for use by Purchaser or otherwise to facilitate Luna’s earning of the Earn-Out Parent Shares, other than to allow Seller and its representatives access to the Land and the Co-location MDCs during normal business hours in order to undertake the necessary work to qualify for the Earn-out Parent Shares, (ii) neither Parent nor Purchaser nor any of their respective affiliates will have any liability for the failure of Luna to earn any of the Earn-out Parent Shares, (iii) the contingent rights to earn and receive the Earn-Out Parent Shares shall not be represented by any form of certificate or other instrument, are not transferable and do not constitute an equity or ownership interest in Parent or Purchaser, and (iv) no interest shall be payable with respect to the Earn-Out Parent Shares. In this section, “Co-location MDC” means a modular data center on the Land occupied by Luna Squares LLC, or its customer’s mining equipment at the Effective Date, and “Effective Date Co-location MDCs” is the number of Co-location MDCs as at the Effective Date.

(c)  Seller shall use best efforts to cause the Co-Location MDCs to become Empty Co-location MDCs on or before the date which is 90 days after the Closing Date, and in any event on or before the date which is 180 days after the Closing Date.

(d)  Parent shall take such actions to register with the SEC the resale of the Closing Parent Shares and the Earn-out Parent Shares, and actions in connection therewith, as are set forth on Schedule 10.3 (the provisions of which are incorporated into this Section 10.3(d) as if set forth directly herein).

10.4 Closing Costs. At the Closing, Purchaser shall pay all recording and filing fees (other than those required to clear title), all title examination fees and title insurance premiums for Purchaser’s title insurance, the cost of the Survey, the cost of Purchaser’s due diligence, Purchaser’s attorneys’ fees, and all other costs and expenses actually incurred by Purchaser. Seller shall pay all costs associated with recording of instruments to clear title, Seller’s attorneys’ fees, and all costs and expenses actually incurred by Seller.

10.5 Proration of Ad Valorem Taxes. All Taxes required to be paid by the tenant under the Lease for the calendar year of the Closing shall be prorated between Seller and Purchaser as of 11:59 P.M. eastern time on the day immediately preceding the Closing Date. If the actual amount of such Taxes for the calendar year of Closing is not known as of the Closing Date, the proration at the Closing will be based on the most current ad valorem tax billing information available and Purchaser and Seller agree to adjust said proration after the Closing upon receipt of the actual bills. The agreement to adjust such proration shall survive Closing.

10.6 Proration of Other Expenses. Notwithstanding anything herein to the contrary, the water, gas, electricity and other utilities, rents and other charges under the Lease and any other periodic charges and any other periodic charges, shall be apportioned and prorated through the Closing Date such that Seller shall be liable for (and shall reimburse Purchaser to the extent that Purchaser shall have paid) that portion of such of the foregoing relating to, or arising in respect to, periods on or prior to the Closing Date and Purchaser shall be liable for (and shall reimburse Seller to the extent Seller shall have paid) that portion of the foregoing relating to, or arising in respect to, periods after the Closing Date.

11. CASUALTY AND CONDEMNATION. Until the purchase of the Property has been consummated by Purchaser, all risk of loss, damage, or destruction respecting the Property (whether by fire, flood, tornado, or other casualty, or by the exercise of the power of eminent domain, or otherwise) shall be borne by Seller. In the event of any material damage to or destruction of the Property or any material portion thereof or in the event of any taking or threat of taking by condemnation (or any conveyance in lieu thereof) of the Property or any material portion thereof by anyone having the power of eminent domain, Purchaser shall, by written notice to Seller delivered within ten (10) Business Days of receiving written notice from Seller of such event, elect to: (i) terminate this Agreement and all of Purchaser’s obligations under this Agreement, whereupon the Earnest Money shall be returned to Purchaser by Seller, and this Agreement shall terminate and neither Seller nor Purchaser shall have any right, duty or obligation under this Agreement, except for any obligations that survive the termination; or (ii) consummate the purchase of the Property without a reduction in the Purchase Price. If Purchaser does not elect to terminate this Agreement pursuant to this Section 11, then Seller shall on the Closing Date pay to Purchaser all insurance proceeds then received by Seller and all condemnation awards and compensation then received by Seller with respect to the Property. In addition, Seller shall transfer and assign to Purchaser, in form reasonably satisfactory to Purchaser, all rights and claims of Seller with respect to payment for damages and compensation relating to the Property on account of such damage, destruction or taking.

12. TERMINATION AND DEFAULT.

12.1 Termination Rights. This Agreement may be terminated at any time prior to the Closing:

12.1.1 by the mutual written consent of Seller and Purchaser;

12.1.2 by Purchaser by written notice to Seller if:

12.1.2.1 neither Purchaser nor Parent is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller or MIG pursuant to this Agreement that would give rise to the failure of any of the conditions set forth in Section 16 in favor of Purchaser and such breach, inaccuracy or failure has not been cured by Seller or MIG within five (5) days of Seller’s receipt of written notice of such breach from Purchaser;

12.1.2.2 any of the conditions set forth in Section 16 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by November 15, 2022, unless such failure shall be due to the failure of Purchaser or Parent to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

12.1.2.3  based upon Purchaser’s inspections provided for in Sections 5, 6 and 8, Purchaser determines that the Land or Property is not suitable for operation of Purchaser’s intended business, materially in the current form of the GA Business, thereon or future development/expansion of the GA Business to take advantage of an extra 150MW (when available) (the “Intended Business”) and that the operation of Purchaser’s Intended Business thereon and such development/expansion are not physically or economically feasible on terms satisfactory to Purchaser, and Purchaser provides its written notice of termination, specifying it is pursuant to this Section 12.1.2.3, to Seller prior to the Inspection Date. Purchaser’s determination may be based, in part, on Purchaser’s satisfaction as to (i) the availability, capacity and location of utilities necessary to serve improvements and Purchaser’s intended business operations on the Land or in connection with the Property, (ii) the adequacy of access to the Land and Property, (iii) the soil and air conditions of the Land and Property, (iv) the effect of matters of title that will remain after Closing, if any, (v) the suitability of zoning, and (vi) any objections to title, including any objections based on any survey or inspection on or before the Inspection Date.

12.1.3 by Seller by written notice to Purchaser if:

12.1.3.1 Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Purchaser or Parent pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 17 and such breach, inaccuracy or failure has not been cured by Purchaser within five (5) days of Purchaser’s receipt of written notice of such breach from Seller; or

12.1.3.2  any of the conditions set forth in Sections 17.1, 17.2, 17.4, 17.5, 17.6, 17.7 or 17.10 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by November 15, 2022, unless such failure shall be due to the failure of Seller or MIG to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

12.1.4 by Purchaser or Seller in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued an order restraining or enjoining the transactions contemplated by this Agreement, and such order shall have become final and non-appealable.

12.2 Effect of Termination. In the event of the termination of this Agreement in accordance with this Section 12, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

12.2.1 in the event of a termination pursuant to Section 12.1.1, Section 12.1.2.1, Section 12.1.2.2 or Section 12.1.4, Purchaser shall receive the Earnest Money from the Escrow Agent;

12.2.2

(i) in the event of a termination pursuant to Section 12.1.2.3 and such termination is based upon identifying an event, fact, condition that has a material adverse effect on the Land, Property or Purchaser’s Intended Business or would be significant and detrimental to a reasonable buyer’s evaluation of the GA Business and/or its decision to consummate the acquisition, or an event, fact or condition, including but not limited to matters of title or survey, which renders ten percent (10%) or more of the Land or Property unusable or otherwise unavailable for Purchaser’s Intended Business thereon, the Purchaser may terminate this Agreement and the Earnest Money will be returned to Purchaser and this Agreement shall be void subject to obligations that expressly survive termination and Purchaser shall receive the Earnest Money from the Escrow Agent. The parties agree that Purchaser may not terminate under this Section 12.2.2(i) due to general economic conditions or regulatory conditions such as the fluctuations of the price of Bitcoin, a regulatory change impacting the blockchain industry generally or a change to the Bitcoin algorithm (e.g. from proof of work to proof of stake verification mechanism for Bitcoin).

(ii) in the event of a termination pursuant to Section 12.1.2.3 and such termination is not the result of a material adverse effect outlined in Section 12.2.2.(i), then Purchaser may terminate and Purchaser shall pay to Seller an amount equal to $3,400,000 (the “Liquidated Damages”), which shall be paid in part by delivery of the Earnest Money to Seller by the Escrow Agent. The Seller, Purchaser and Parent acknowledge that it is impossible to estimate more precisely the damages which might be suffered by Seller upon Purchaser’s determination not to Close the transactions contemplated by this Agreement as permitted by Section 12.1.2.3 and Seller’s receipt of the Liquidated Damages is intended not as a penalty, but as liquidated damages. The right to receive and retain the Liquidated Damages as liquidated damages is Seller’s sole and exclusive remedy in the event of a termination pursuant to Section 12.1.2.3, the parties agreeing that the Liquidated Damages is a reasonable pre-estimate of Seller’s probable loss in the event of such an occurrence, and upon such payment of the Liquidated Damages to Seller, Seller hereby waives and releases any right to (and hereby covenants that it shall not) sue Purchaser or Parent: (i) for specific performance of this Agreement, or (ii) to recover actual damages in excess of the Liquidated Damages. Purchaser and Parent hereby waive and release any right to (and hereby covenants that it shall not) sue Seller or seek or claim a refund of said Liquidated Damages (or any part thereof) on the grounds it is unreasonable in amount and exceeds Seller’s actual damages or that its retention by Seller constitutes a penalty and not agreed upon and reasonable liquidated damages; and

12.2.3 in the event of a termination pursuant to Section 12.1.3.1, or Section 12.1.3.2, the Seller may terminate this Agreement and Seller shall receive the Earnest Money as Liquidated Damages and this Agreement shall be void subject to obligations that expressly survive termination. The parties agree that the payment of the Earnest Money to Seller is Seller’s sole remedy in the event of a termination pursuant to Section 12.1.3.1, or Section 12.1.3.2, the parties agreeing that the Earnest Money is a reasonable pre-estimate of Seller’s probable loss in the event of such an occurrence, and upon such payment of the Earnest Money to Seller, Seller hereby waives and releases any right to (and hereby covenants that it shall not) sue Purchaser or Parent: (i) for specific performance of this Agreement, or (ii) to recover actual damages in excess of the Earnest Money. Purchaser and Parent hereby waive and release any right to (and hereby covenants that it shall not) sue Seller or seek or claim a refund of said Earnest Money (or any part thereof) on the grounds it is unreasonable in amount and exceeds Seller’s actual damages or that its retention by Seller constitutes a penalty and not agreed upon and reasonable liquidated damages; and

12.3 Seller’s Default. If circumstances exist that would allow Purchaser to terminate this Agreement pursuant to Section 12.1.2.1, Purchaser may, at Purchaser’s sole election and as Purchaser’s sole and exclusive remedies, either (i) obtain specific performance of this Agreement against Seller including reasonable attorneys’ fees and all out of pocket expenses related to such matter; or (ii) terminate this Agreement pursuant to Section 12.1.2.1 and Purchaser will receive the Earnest Money and all out of pocket costs and expenses incurred by Purchaser in connection with this Agreement. Further, in any case where Seller’s material breach is the result of a willful misrepresentation or a willful act or refusal to act and, as a result, specific performance is not a practically available remedy for Purchaser, in addition to Purchaser being refunded all Earnest Money, Purchaser may recover from Seller all actual damages incurred by Purchaser in connection with this Agreement subject to any limitations set out in this Agreement.

12.4 Prevailing Party. Nothing herein shall limit Luna’s, MIG’s, Purchaser’s or Parent’s respective rights and remedies against the other with respect to each party’s respective obligations to indemnify and hold the other harmless pursuant to any provision contained in this Agreement, or with respect to any other obligation which survives the Closing under the terms of this Agreement. Further, it is expressly agreed that the prevailing party in any litigation between the parties hereto, including any action to enforce the remedies provided for in Section 12 shall be entitled to recover its reasonable attorneys’ fees and expenses actually incurred, in addition to the amounts specified in Section 12, subject to any limitations set out in this Agreement.

12.5 Return of Seller Held Earnest Money. Seller, Purchaser and Parent acknowledge and agree that initial Earnest Money in the amount of the $100,000.00 was delivered to Seller in connection with execution of the LOI. Seller agrees to promptly return to Purchaser the $100,000.00 of Earnest Money held by Seller in the event that the Earnest Money is to be returned to Purchaser pursuant to the terms of this Agreement.

13.  SELLER’S REPRESENTATIONS. As an inducement to Purchaser to enter into this Agreement and to purchase the Property and Parent to issue Closing Parent Shares and any Earn-out Parent Shares, MIG and Luna jointly and severally warrants and represents to Purchaser and Parent (except as set forth in the Disclosure Schedules delivered together with this Agreement, provided that any section of the Disclosure Schedules lists an item or information in such a way as to make its relevance to the disclosure required by or provided in another section of the Disclosure Schedules or the statements contained in any section reasonably apparent, such item or information shall be deemed to have been disclosed in or with respect to such other section, notwithstanding the omission of an appropriate cross-reference to such other section or the omission of a reference in the particular representation and warranty to such section of the Disclosure Schedules) as of the Effective Date and as of the Closing Date as follows in this Section 13.

13.1 Organization and Qualification. Luna and Cosmos are limited liability companies duly organized, validly existing and in good standing under the laws of the state identified on Schedule 13.1. MIG is a corporation duly incorporated, validly existing and in good standing under the laws of the state identified on Schedule 13.1. Seller and its applicable Affiliate have all requisite power and authority to own, lease and operate its assets, to carry on the GA Business as it is now being conducted and to perform all of its obligations under each agreement by which it is bound. Except as set forth on Schedule 13.1, Seller is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the Property owned, leased or operated by it or the nature of the crypto currency mining operation makes such qualification or licensing necessary. Seller has not granted to any Person any power of attorney or similar authority with respect to any of the Property which remains outstanding. The copies of organizational documents of Seller that have been provided to Purchaser are true, complete and correct copies thereof. Such documents are in full force and effect. Sellers are not in violation of any of the provisions of any such documents.

13.2 Authority and Enforceability. Seller has all necessary rights, power, authority and legal capacity to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its or her obligations hereunder and thereunder, and to consummate the transaction contemplated hereunder. The execution and delivery of this Agreement and the other Transaction Documents (as applicable) by Seller, and Seller’s consummation of the acquisition, have been duly and validly authorized by all necessary action, and no other proceedings on the part of Seller or its board of directors or shareholders are necessary to authorize this Agreement or the Transaction Documents (as applicable) or to consummate the acquisition. No vote or consent of the shareholders of Luna, MIG, Cosmos and any applicable Affiliate has been, will be, or is required to be, taken or obtained in connection with the transactions contemplated by this Agreement and the other Transaction Documents to which Seller is a party. This Agreement and the other Transaction Documents to which Seller is a party have been or will be duly executed and delivered by it and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, each such agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the effect of any applicable bankruptcy, moratorium, insolvency, reorganization or other similar law affecting the enforceability of creditors’ rights generally and to the effect of general principles of equity which may limit the availability of remedies (whether in a proceeding at law or in equity) (the “Bankruptcy Exception”).

13.3 No Conflict. Except as set forth on Schedule 13.3, the execution and delivery by Seller of this Agreement and the other Transaction Documents to which it is a party do not, and its performance of its obligations hereunder and thereunder and the consummation of the acquisition will not: (a) conflict with or violate any provision of the organizational documents of Seller or any resolutions adopted by the director(s), managers or members; (b) conflict with or violate any law or order applicable to Seller or by which any of the Property of Seller is bound or affected; or (c) result in any breach of or constitute a default (or an event which with the giving of notice or lapse of time or both could reasonably be expected to become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Property or Seller pursuant to, any note, bond, mortgage, indenture, contract, license, permit, franchise or other instrument or obligation, except in the case of clauses (b) and (c) where such conflict, violation, breach or default would not have a material adverse effect on the GA Business or Seller’s performance of its obligations under this Agreement (a “Seller MAE”).

13.4 Required Filings and Consents. Except as set forth on Schedule 13.4, the execution and delivery of this Agreement by Seller and the other Transaction Documents to which it is a party do not, and the performance by Seller of its obligations hereunder and the consummation of the acquisition will not, require any consent, approval, authorization or permit of, or filing by Seller with, or notification by Seller to, any Governmental Authority or other third party other than the SEC.

13.5 Financial Statements. Schedule 13.5 contains draft written copies of the balance sheets and related statements of income, members’ equity (or equivalent), and cash flows of the GA Business for the fiscal years ended December 31, 2021 (the “Annual Financial Statements”), and copies of the draft unaudited balance sheet of GA Business as of June 30, 2022 (the “Latest Balance Sheet”) and the draft unaudited related statement of income, members’ equity (or equivalent), and cash flows of GA Business for the six (6)-month period then ended (the “Interim Income Statement”, and, together with the Latest Balance Sheet and the Annual Financial Statements, the  “Financial Statements”) which present the draft financial position of the GA Business in all material respects.

13.6 Absence of Indebtedness and Undisclosed Liabilities. Except as and to the extent reflected in the latest balance sheet included in the Latest Balance Sheet, GA Business did not have, as of the date of the Latest Balance Sheet (the “Latest Balance Sheet Date”), any Indebtedness or other material liabilities (other than obligations of continued performance under contracts and other commitments and arrangements entered into in the ordinary course of the GA Business and consistent with past practice), and except as described on Schedule 13.6, GA Business has not incurred any material liabilities since the Latest Balance Sheet Date, except for current liabilities for trade or business obligations incurred in connection with the purchase of goods or services in the ordinary course of the GA Business and consistent with past practice.

13.7 Absence of Certain Changes or Events. Since June 30, 2022, except as contemplated by this Agreement or disclosed on Schedule 13.7, Seller has conducted the GA Business in the ordinary course consistent with past practice and as of Closing there has not been:

(a)	any change in the GA Business, or any event, occurrence or circumstance, that could reasonably be expected to materially impact its operation;

(b)	any payment or delayed payment of accounts payable or other liabilities, any collection or delayed collection of accounts receivable, or any waiver or compromise of any Claim, with respect to the GA Business, in each case other than in the ordinary course of business consistent with past practice that could result in liability to Purchaser;

(c)	any imposition of any Lien on any of the Land or Property;

(d)	any material damage, destruction or other casualty loss (whether or not covered by insurance), condemnation or other taking affecting the Land, Property or the GA Business, or any failure to maintain any tangible personal property included in the Property in accordance with good business practice, subject to ordinary wear and tear;

(e)	any transaction with respect to the sale, disposition or transfer of any Property;

(f)	any material modification, termination, waiver, amendment or other alteration or change in the terms or provisions of any permit necessary to lease the Land, own the Property or operate the crypto mining operation of the GA Business on the Land or in connection with the Property;

(g)	any loans, advances or capital contributions to, or investments in, any Person in connection with, or related to, the GA Business that could result in liability to Purchaser; or

(h)	any agreement oral or written by Seller to do any of the foregoing.

13.8 Assigned Contracts and Non-Land Leases. Schedule 13.8 contains a true and complete list of the Assigned Contracts and Non-Land Leases for Seller. The Assigned Contracts and Non-Land Leases are in full force and effect and have not been amended, extended or otherwise modified (whether orally or in writing). Seller, under any Assigned Contracts and Non-Land Leases, or to Seller’s Knowledge, as of the date of this Agreement, any other party thereto, is not in default under any Assigned Contracts or Non-Land Leases (a “default” being defined for purposes hereof as an actual default beyond any notice and cure period). All terms of each of the Assigned Contracts and Non-Land Leases are set forth in writing, and true and complete written copies of all Assigned Contracts and Non-Land Leases have been provided to Purchaser.

13.9 Permits. Seller has obtained all material permits from, and has made all required registrations and filings with, any Governmental Authorities that are required for the operation of the crypto mining facility as now is being operated by the GA Business (each a “Permit,” and collectively, the “Permits”). All such Permits are listed on Schedule 13.9 and are in full force and effect. None of such Permits has been suspended or cancelled, nor is any such suspension or cancellation pending or, to the Knowledge of Sellers, threatened in writing. Seller is not in conflict with, or in (or alleged to be in) default or violation of, any Permit.

13.10 Compliance with Laws and Orders. Seller is in compliance in all material respects with all (a) orders, judgments, preliminary or permanent injunction, temporary restraining orders, awards, citations, decrees, consent decrees or writs of any Governmental Authority, arbitrator or similar authority (collectively, “Orders”); and (b) applicable Laws which apply to the conduct of the cryptocurrency mining facility of the GA Business, the Land or the Property. Seller has at all times since March 9, 2021, complied in all material respects with all Orders and Laws. Except as set forth on Schedule 3.10, Seller has not received since March 9, 2021, any written notice of any violation of any Laws from any Governmental Authority.

13.11	Employee Issues.

(a)	Schedule 13.11(a) contains a true, correct and complete list of all employees (listed by job classification) of Seller involved solely in the GA Business as of the date of this Agreement (collectively, the “Business Personnel”), and a description of the rate and nature of all compensation payable to each such individual. Schedule 13.11(a) also lists those Business Personnel who as of the date of this Agreement are inactive, on worker’s compensation, or on family, medical or any other leave of absence, and any Business Personnel who perform light duty or have work restrictions. Except as set forth on Schedule 13.11(a), the employment of all Business Personnel is terminable at will. Seller has no unsatisfied liability to any previously-terminated Business Personnel.

(b)	Except as set forth on Schedule 13.11(b), as of the date of this Agreement, no Claim before any Governmental Authority brought by or on behalf of any current, former or prospective employee, any current, former or prospective independent contractor, or any retiree, labor organization or other representative of employees of Seller (i) has been brought at any time since March 9, 2021; or (ii) is pending or, to the Knowledge of Seller, threatened in writing, against Seller.

(c)	Neither Seller, nor to the Knowledge of Seller, any Representative of Seller, has made any written or oral contract with, or promise or other representation (whether or not legally enforceable) to, any employee, officer or consultant regarding continued employment by or work with Purchaser after the Closing Date.

(d)	Seller has not effectuated a “plant closing” (as defined in the WARN Act) or a “mass layoff” (as defined in the WARN Act) affecting the Property. Seller has not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any state or local Law similar to the WARN Act.

13.12	Employee Benefits.

(a)	Schedule 13.12(a) sets forth a list of all of Seller’s Benefit Plans, including group or individual insurance plans, including, medical, dental, vision, cafeteria plan, medical flexible spending accounts, dependent care spending account and any other employee benefit plans. No such Benefit Plans are being assumed by Purchaser. Seller has made available or made available to Purchaser true and complete copies of all currently effective documents, as amended, embodying or relating to the Benefit Plans, including the most recent Forms 5500, Forms 1095 and 1094, plan documents, trust agreements, insurance Contracts, administrative services agreements, most recent determination letters and other documents required under ERISA.

(b)	Each Benefit Plan has been maintained, funded and administered in all material respects in accordance with its terms and with all material and applicable Laws.

(c)	The execution of this Agreement and the consummation of the transactions contemplated hereby, do not constitute a triggering event under any Benefit Plan, policy, arrangement, statement, commitment or agreement, whether or not legally enforceable, which (either alone or upon the occurrence of any additional or subsequent event) will or may result in any payment, “parachute payment” (as such term is defined in Section 280G of the Code), acceleration, vesting or increase in benefits.

(d)	Each Benefit Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (a “Seller Health Plan”) is currently in compliance in all material respects with all applicable Healthcare Reform Laws.

13.13 Insurance. Schedule 13.13 sets forth a list of all material insurance policies, fidelity and surety bonds and fiduciary liability policies covering the Property, or the operations, employees or officers of Seller relating to the cryptocurrency mining operations (each, an “Insurance Policy,” and collectively, the “Insurance Policies”). Seller has made available to Purchaser true, correct and complete copies of all Insurance Policies. Schedule 13.13 also sets forth a true, correct and complete list of Claims over the amount of $5,000.00 made in respect of Insurance Policies during the three (3) year period prior to the Effective Date. There is no Claim by Seller pending under any Insurance Policy as to which coverage has been questioned, denied or disputed by the underwriters of such Insurance Policy or requirement by any insurer to perform work which has not been satisfied. As of the Effective Date, all premiums due under all Insurance Policies have been paid and Seller is in compliance with the terms and conditions of all Insurance Policies. All premiums due through the Closing Date have been or will be paid in full by Seller prior to the Closing and all such Insurance Policies will remain in effect through the Closing Date. Except as set forth on Schedule 13.13, all Insurance Policies are “occurrence” policies and are in full force and effect as of the date hereof and will be in full force and effect as of the Closing, and, since March 9, 2021, such Insurance Policies or policies providing similar coverage have been in full force and effect. To the Knowledge of Seller, there has been no threatened termination of, or material premium increase with respect to, any Insurance Policy.

13.14	Taxes and Tax Returns.

(a)	[Intentionally omitted]

(b)	To the extent it is directly relevant to the GA Business, Seller has complied with all applicable Laws relating to the withholding and payment of Taxes arising from Business Personnel, has timely withheld and paid to the proper Tax authorities all amounts required to have been withheld and paid in connection with amounts paid or owing to any Business Personnel and has complied with all information reporting and filing requirements under applicable Law related thereto. All Forms W-2 and 1099 required with respect to Business Personnel have been properly completed and timely filed. To Seller’s Knowledge, each Person who provides or provided services to the GA Business who is classified as an independent contractor or other non-employee for any purpose is properly classified.

(c)	The Seller is not a party to any Tax allocation, Tax indemnity or Tax sharing agreement or is otherwise liable for Taxes of any other Person by reason of contract, operation of Law or otherwise. Seller has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code. The acquisition is not subject to tax withholding under the Code or any foreign, state or local Tax Law.

(d)	No federal, state, local or foreign Tax audits or other administrative proceedings, discussions or court proceedings are presently in progress or pending, or to the Knowledge of Seller, threatened in writing, with regard to any Taxes or Tax Returns of Seller. The Seller is not currently the beneficiary of any extension of time within which to file any Tax Returns, and Seller has not waived any statute of limitation with respect to any Tax or agreed to any extension of time with respect to a Tax assessment or payment. No claim has ever been made by a Governmental Authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction. Schedule 13.14 contains a list of all jurisdictions (whether foreign or domestic) to which any Tax is payable by Seller.

13.15 Data Security. In relation to the GA Business, (i) Seller has taken commercially reasonable steps and implemented commercially reasonable standards to safeguard the information technology systems used in the operation of the GA Business and otherwise with regard to the physical and electronic security of their information and data, (ii) there has been to Seller’s Knowledge no unauthorized access, use or disclosure of Personal Data in the possession or control of Seller, and (iii) no encryption of Seller’s network or loss of its availability since March 9, 2021.

13.16 Title to Property and Lease.

(a)	Luna has a valid leasehold interest in, all of the Land and the Personal Property, free and clear of all Liens (other than Permitted Liens), including any claim that the acquisition of the leasehold interest in the Land by Luna constituted a fraudulent conveyance. To the Knowledge of Seller, all Personal Property is in good working order (ordinary wear and tear excepted) and has been maintained in accordance with generally accepted industry practices. The Personal Property that forms part of the Property is substantially all of the personal property used directly or indirectly in connection with the operation of the cryptocurrency mining operation of the GA Business on the Land.

(b)	The Lease is in full force and effect and has not been further modified, supplemented, or amended, other than the First Amendment and the Second Amendment. The Lease represents the entire agreement between the Development Authority and Luna as to the Land and Property, and Luna claims no rights with respect to the Land and Property other than as set forth in the Lease.

(c)	The Lease has been duly executed and delivered by, and is a binding obligation of, Luna, and to the Knowledge of Seller, the Development Authority.

(d)	Luna is current on all payments due under the Lease. The current amount of fixed quarterly rent is: $5,125.00 per quarter for the 1 acre “Initial Parcel” (as defined in the Second Amendment), $20,000.00 per quarter for the 4 acre “Expansion Parcel” (as defined in the Second Amendment), and $50,000.00 per quarter for the 10.00 acre “Buildings Parcels” (as defined in the Second Amendment), totaling $75,125.00 per quarter for all 15.00 acres. There is no rent due in connection with the 1.35 acre parcel depicted on Exhibit A of the Second Amendment. Luna currently owes no other sums to the Development Authority under the Lease.

(e)	The commencement date of the Lease was August 1, 2020. The current expiration date for the Lease is July 31, 2023. Luna has eight (8) option(s) to renew or extend the Lease for a period of three (3) years each.

(f)	All work to be performed by or for the benefit of Luna under the Lease has been performed in all material respects. All payments, free rent, or other credits, allowances or abatements required to be given under the Lease to Luna with respect to work to be performed on or to the Land and Property have been received by Luna.

(g)	As of the date hereof: (i) there exists no breach, default, or to Seller’s Knowledge, any event or condition which, with the giving of notice or the passage of time or both, would constitute a breach or default by Luna, or to Seller’s Knowledge, the Development Authority under the Lease; and (ii) to Seller’s Knowledge, Luna has no existing claims, defenses or offsets against rental due or to become due under the Lease.

(h)	Luna has not assigned any of its rights under the Lease or sublet all or any portion of the Land or Property.

(i)	Pursuant to Section 11 of the Second Amendment (which added new Section 44(a) to the Lease), Luna has a Right of First Offer to purchase all or any portion of the Land and improvements thereon pursuant to the terms of such subsection 44(a).

(j)	Pursuant to Section 11 of the Second Amendment (which added new Section 44(b) to the Lease), Luna has a Right of First Refusal to purchase all or any portion of the Land and improvements thereon pursuant to the terms of such subsection 44(b).

(k)	Pursuant to Section 12 of the Second Amendment (which added new Section 45 to the Lease), at the end of the Lease Term, and after all eight (8) Extension Options, Luna has a one-time option to purchase the Land and improvements thereon pursuant to the terms of such Section 45.

13.17 Existing Agreements. Except as set forth on Schedule 13.17, Seller is not aware of any tenant, lessee or other occupant of the Land, other than Luna or utility provider in relation to the 1.35 acres marked on EXHIBIT A, having any right or claim to possession or use of the Land other than pursuant to easement rights of record.

13.18 Condemnation. Seller has received no written notice of, nor to Seller’s Knowledge is there, any pending, threatened or contemplated, action by any governmental authority or agency having the power of eminent domain, which might result in any part of the Property being taken by condemnation or conveyed in lieu thereof. If prior to the Closing Date Seller receives written notice of any such action, Seller shall promptly after receiving such written notice, give Purchaser written notice thereof.

13.19 Existence of Hazardous Waste. Except as set forth on Schedule 13.19, Seller has received no written notice of, nor to Seller’s Knowledge are there any areas on the Land or Property where during the term of the Lease hazardous substances or waste have been generated, stored, disposed of, released, existed, found or exist in violation of environmental laws, and to Seller’s Knowledge, there are no areas on the Land or Property used during the term of the Lease for the generation, storage, disposal, release or existence of any hazardous substances or waste in violation of applicable environmental laws. For purposes of this Agreement, the term “hazardous substances or waste” means petroleum (including gasoline, crude oil or any crude oil fraction) waste, industrial by product or chemical, or hazardous substance of any nature, including without limitation radioactive material, PCBs, asbestos and asbestos-containing-materials, radon, pesticides, herbicides, pesticide or herbicide containers, and any other substance identified in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (commonly known as “CERCLA”), as amended, the Superfund Amendment and Reauthorization Act (commonly known as “SARA”), the Resource Conservation and Recovery Act (commonly known as “RCRA”), or any other federal, state, or other governmental legislation or ordinance identified by its terms as pertaining to the disposal of hazardous substances or waste.

13.20 Governmental Compliance. To Seller’s Knowledge, Seller has received no written or oral notice that any municipality or any governmental or quasi-governmental authority has determined that there are any existing material violations of zoning, health, environmental or other statutes, ordinances or regulations affecting the Land or Property or the operation of the GA Business on the Land or in connection with the Property, and Seller has no Knowledge of any such violations. If prior to the Closing Date Seller receives written or oral notice of any such violation, Seller shall promptly after receiving such written notice, give Purchaser written notice thereof.

13.21 Underground Tanks or Pipelines. To Seller’s Knowledge, there are no storage tanks located on the Land, either above or below ground, or any underground pipes or lines on the Land, and Seller has no Knowledge that the Land previously has been used as a landfill or as a dump for garbage or refuse.

13.22 Boundary Line Disputes; Encroachments. To Seller’s Knowledge, there are no disputes concerning the location of the lines and corners of the Land, and there are no encroachments onto or off of the Land as relates to neighboring properties.

13.23 Pending Litigation. Except as set forth on Schedule 13.23, as of the date of this Agreement there is no material action, suit, claim or counterclaim or legal, administrative, governmental, regulatory or arbitral proceeding or investigation (collectively, “Claim”) (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) pending or, to the Knowledge of Seller, threatened in writing, by, against or otherwise involving Seller, the Land, the Property or the operation of the GA Business, which would constitute a Seller MAE.

13.24 No Other Contracts. Seller is not a party to any other contracts for the sale of the Land or Property, nor do there exist any rights of first refusal or options to purchase the Land or any of the Property, other than those in favor of Seller as described in the Lease.

13.25 Agreements. Except as set forth on Schedule 13.25, Seller is not a party to other leases, or use agreements, operating agreements, management agreements, service agreements, or other agreements or instruments in force or effect that grant to any person whomsoever or any entity whatsoever any right, title, interest or benefit in or to all or any part of the Land or Property that will survive Closing other than as may be evidenced in the real property records for the Land or Property in Washington County, Georgia.

13.26 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

13.27 Investment Representations.

(a)	Each of Luna and MIG is an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act. Each of Luna and MIG will execute and deliver to Parent such documents as Parent may reasonably request in order to confirm the accuracy of the foregoing. Each of Luna and MIG is able to bear the risk of its investment in the Parent Shares for an indefinite period. Each of Luna and MIG has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the acquisition of the Parent Shares as contemplated by this Agreement. Each of Luna or MIG is able to bear the economic risk of an investment in the Parent Shares and is able to afford a complete loss of such investment.

(b)	Each of Luna and MIG has been furnished with materials relating to the business, finances and operations of Parent and relating to the offer and sale of the Parent Shares that have been requested by Luna or Luna and that Luna or MIG deems necessary to evaluate the merits and risks of an investment in the Parent Shares. Each of Luna and MIG has been afforded the opportunity to ask questions of Parent or its Representatives and receive answers concerning the terms and conditions of the offering and to obtain any additional information which Parent possesses or can acquire without unreasonable effort or expense. Each of Luna and MIG has sought its own accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to Luna’s investment in the Parent Shares. The decisions to execute this Agreement and to acquire the Parent Shares have not been based on any verbal or written representations as to fact or otherwise made by or on behalf of the Parent, other than such written representations as are expressly contained in this Agreement.

(c)	Luna is acquiring the Parent Shares for its own account, for investment purposes and not with a view to, or for resale in connection with, a distribution in violation of any Laws, including applicable securities Laws. Without limiting the foregoing, neither Luna nor MIG has any agreement, understanding, plan or intent to its distribute or otherwise transfer, nor has the board of directors approved, the distribution or other transfer of, any of the Parent Shares to any shareholders of Luna or of any direct or indirect parent thereof (other than, in the case of Luna, to MIG) or any other Person. Each of Luna and Parent has been advised and understands and acknowledges that the Parent Shares have not been registered under the Securities Act or under the “blue sky” Laws of any jurisdiction and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by Law. Each of Luna and MIG has been advised of and is aware of the provisions of Rule 144 promulgated under the Securities Act. The acquisition of the Parent Shares by Luna or MIG has not been solicited by or through anyone other than Parent.

(d)	Luna and MIG understand and acknowledge that, until such time as the Parent Shares have been sold pursuant to an effective registration statement under the Securities Act or Rule 144 promulgated under the Securities Act, as certified by Luna to the Company, or the Parent Shares are eligible for resale by Luna pursuant to Rule 144 promulgated under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately sold and without any current public information requirement, as set forth in customary non-affiliate paperwork executed and delivered by Luna to Parent, the Parent Shares shall bear, and be subject to the restriction set forth in, the following restrictive legend (and stop transfer instructions consistent therewith):

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER.”

(e)	Each of Luna and MIG understands and acknowledges that the Parent Shares are being offered and sold in reliance on a transactional exemption from the registration requirements of federal and state securities Laws, and that Parent is relying in part upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of Seller set forth in this Agreement, and in any other document that Purchaser or Parent may reasonably request, in (i) concluding that the issuance and sale of the Parent Shares is a “private offering” and, as such, is exempt from the registration requirements of the Securities Act, and (ii) determining the applicability of such exemptions and the suitability of each of Luna and MIG to acquire the Parent Shares.

13.28 Third Party Hosting Agreements. Except as set forth on Schedule 13.28, there are no other third party’s mining equipment on the Land and Seller has no obligation to host or otherwise permit the equipment of any other third party on the Property for the purposes of cryptocurrency mining.

13.29 Paycheck Protection Program. Except as set forth in Schedule 13.29, the Seller has no Paycheck Protection Program loans nor has it requested or received any funds from the program.

13.30 Disclosure and Effect of Investigation. No representation or warranty of MIG or Luna in this Agreement, and no statement made in any document or other writing made or furnished or to be furnished to Purchaser or its representatives pursuant to the provisions of this Agreement (other than documents that were provided by a third party), contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary in order to make the statements made herein or therein not misleading. For avoidance of doubt, this specifically includes Knowledge whether written or otherwise known by Seller relating to the Land or Property or operations taking place on the Land or in connection with the Property which materially impact the transactions contemplated by this Agreement that either contain any untrue statement of material fact or omits or will omit to state any material fact that adversely impacts the transactions contemplated by this Agreement. All copies of contracts and other documents delivered to Purchaser or its representatives pursuant to this Agreement are true, correct, complete and accurate in all material respects. Seller hereby acknowledges that, regardless of any investigation made (or not made) by or on behalf of Purchaser, and regardless of the results of any such investigation, Purchaser has entered into this Agreement and the other Transaction Documents in express reliance upon the representations and warranties of Seller made in this Agreement and the Transaction Documents.

14.  REPRESENTATIONS OF PURCHASER AND PARENT.

14.1 Representations of Purchaser. As an inducement to Seller to enter into this Agreement and to sell the Property, Purchaser represents and warrants to Seller as of the Effective Date and as of the Closing Date as follows:

(a)	Organization and Qualification. Purchaser is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Georgia.

(b)	Authority and Enforceability. Purchaser has all necessary rights, power, authority and legal capacity to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereunder. Purchaser’s execution and delivery of this Agreement and the other Transaction Documents to which it is a party and its consummation of the transactions contemplated hereunder have been duly and validly authorized by all necessary action, and no other proceedings on the part of Purchaser or its board of directors or shareholders are necessary to authorize this Agreement or the Transaction Documents or to consummate the acquisition. This Agreement and the other Transaction Documents to which Purchaser is a party have been or will be duly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, each such agreement constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to the Bankruptcy Exception.

(c)	No Conflict. Purchaser’s execution and delivery of this Agreement and the Transaction Documents to which it is a party do not, and its performance of its obligations hereunder and thereunder and the consummation of the acquisition will not: (a) conflict with or violate any provision of the certificate of organization, operating agreement, or other organizational documents of Purchaser; (b) conflict with or violate any Law or Order applicable to Purchaser or by which Purchaser is bound or affected; or (c) result in any breach of or constitute a default (or an event which with the giving of notice or lapse of time or both could reasonably be expected to become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the property or Purchaser pursuant to, any note, bond, mortgage, indenture, contract, license, permit, franchise or other instrument or obligation, except in the case of clauses (b) and (c) where such conflict, violation, breach or default would not have a material adverse effect on the Purchaser’s performance of its obligations under this Agreement.

(d)	Required Filings and Consents. Purchaser’s execution and delivery of this Agreement and the Transaction Documents to which it is a party do not, and its performance of its obligations hereunder and thereunder and the consummation of the acquisition will not, require any consent, approval, authorization or permit of, or filing by Purchaser with or notification by Purchaser to, any Governmental Authority or other third party other than the SEC.

(e)	Brokers. Purchaser will be solely responsible for payment of its broker fees.

14.2 Representations of Parent. As an inducement to Seller to enter into this Agreement and to sell the Property, Parent represents and warrants to Seller that, except as as set forth in the SEC Documents (as defined below) or otherwise disclosed in writing to Seller:

(a)	Organization and Qualification. Parent is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent has all requisite power and authority to own, lease and operate its assets, to carry on the crypto currency mining operation as it is now being conducted and to perform all of its obligations under each agreement by which it is bound. Parent is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of its property owned, leased or operated by it or the nature of the crypto currency mining operation makes such qualification or licensing necessary, except as would not reasonably be expected to have a material adverse effect on the business or financial condition of Parent and its subsidiaries, taken as a whole, or on Parent’s or Purchaser’s performance of its obligations under this Agreement (a “Parent MAE”). The copies of organizational documents of Parent that have been provided to Seller are true, complete and correct copies thereof. Such documents are in full force and effect. Parent is not in violation of any of the provisions of any such documents, except as would not reasonably be expected to have a Parent MAE.

(b)	Authority and Enforceability. Parent has all necessary rights, power, authority and legal capacity to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereunder. Parent’s execution and delivery of this Agreement and the other Transaction Documents to which it is a party and its consummation of the acquisition have been duly and validly authorized by all necessary corporate action, and no other proceedings on the part of Parent are necessary to authorize this Agreement or the Transaction Documents or to consummate the acquisition. This Agreement and the other Transaction Documents to which Parent is a party have been or will be duly executed and delivered by Parent and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, each such agreement constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to the Bankruptcy Exception.

(c)	No Conflict. Parent’s execution and delivery of this Agreement and the Transaction Documents to which it is a party do not, and its performance of its obligations hereunder and thereunder and the consummation of the acquisition will not: (a) conflict with or violate any provision of the articles of incorporation or bylaws of Parent; (b) conflict with or violate any Law or Order applicable to Parent or by which Parent is bound or affected; or (c) result in any breach of or constitute a default (or an event which with the giving of notice or lapse of time or both could reasonably be expected to become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the property or Parent pursuant to, any note, bond, mortgage, indenture, contract, license, permit, franchise or other instrument or obligation, except in the case of clauses (b) and (c) where such conflict, violation, breach or default would not have a Parent MAE.

(d)	Required Filings and Consents. Parent’s execution and delivery of this Agreement and the Transaction Documents to which it is a party do not, and its performance of its obligations hereunder and thereunder and the consummation of the acquisition will not, require any consent, approval, authorization or permit of, or filing by Purchaser with or notification by Parent to, any Governmental Authority or other third party other than the SEC, and any filings of reports under, and such other compliance with, the Exchange Act or the Securities Act, and the rules and regulations of the SEC promulgated thereunder (including those filings contemplated by Section 10.3 and Schedule 10.3).

(e)	Parent Shares. The Parent Shares are duly authorized and reserved for issuance and, when issued and delivered in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer (other than restrictions described on Schedule 10.3 and any other Transaction Documents related to or arising from the transactions contemplated by this Agreement, and restrictions referred to in Section 13.27 or otherwise under applicable federal and state securities Laws). Assuming the accuracy of the representations and warrants of Seller in Section 13, Closing Parent Common Shares will be issued to Luna (or MIG as its designee) under this Agreement in a transaction exempt from the registration requirements of Section 5 of the Securities Act and from the registration or qualification requirements of applicable state securities laws.

(f)	SEC Documents and Other Reports. Parent has filed all reports required to be filed by Parent with the SEC under the Exchange Act since December 31, 2021 (the “Parent SEC Documents”). As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Exchange Act, as amended, and, at the respective times they were filed, none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent has not in the prior four years been an issuer described in Rule 144(i) under the Securities Act. The financial statements of Parent included in the Parent SEC Documents comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of Parent and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal year-end audit adjustments.

(g)	Material Changes; Undisclosed Events, Liabilities or Developments. Since the date of the latest audited financial statements included within the Parent SEC Documents, there has been no event, occurrence or development that has had or that would reasonably be expected to result in a material adverse effect on the business or financial condition of Parent and its subsidiaries, taken as a whole.

(h)	Litigation. There is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of Parent, threatened against or affecting Parent, any subsidiary of Parent or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) that would reasonably be expected to have a Parent MAE. The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by Parent or any subsidiary of Parent under the Exchange Act or the Securities Act.

(i)	Labor Relations. No material labor dispute exists with respect to any of the employees of Parent or any subsidiary of Parent, which would reasonably be expected to result in a Parent MAE. Parent and its subsidiaries are in compliance with all U.S. federal, state, local and foreign laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance would not reasonably be expected to have a Parent MAE.

(j)	Compliance. Neither Parent nor any subsidiary of Parent: (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by Parent or any subsidiary under), nor has Parent or any of its subsidiaries received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any judgment, decree or order of any court, arbitrator or other governmental authority or (iii) is or has been in violation of any statute, rule, ordinance or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, except in each case as would not have or reasonably be expected to result in a Parent MAE.

(k)	Insurance. Parent and its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary for companies of similar size as Parent in the businesses in which Parent and its subsidiaries are engaged. Neither Parent nor any of its subsidiaries has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost which would reasonably be expected to have a material adverse effect on the business or financial condition of Parent and its subsidiaries, taken as a whole would constitute a Parent MAE.

(l)	Sarbanes-Oxley; Internal Accounting Controls. Except as set forth in the Parent SEC Documents, Parent and its subsidiaries are in compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002, as amended that are effective as of the date hereof, and any and all applicable rules and regulations promulgated by the SEC thereunder that are effective as of the date hereof and as of the Closing Date. Parent and its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Parent and its subsidiaries have established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for Parent and its subsidiaries and designed such disclosure controls and procedures to ensure that information required to be disclosed by Parent in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms. Parent’s certifying officers have evaluated the effectiveness of the disclosure controls and procedures of Parent and its subsidiaries as of the end of the period covered by the most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”). Parent presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Parent is not, and immediately after the Closing will not be, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(m)	Listing and Maintenance Requirements. The Parent Common Stock is registered pursuant to Section 12(b) of the Exchange Act, and Parent has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Parent Common Stock under the Exchange Act nor has Parent received any notification that the SEC is contemplating terminating such registration. Parent has not, in the 12 months preceding the date hereof, received notice from any trading market on which the Parent Common Stock is or has been listed or quoted to the effect that Parent is not in compliance with the listing or maintenance requirements of such trading market.

(n)	Disclosure. Except with respect to the material terms and conditions of the transactions contemplated by this Agreement and the related Transaction Documents, Parent confirms that neither it nor any other Person acting on its behalf has provided Seller or MIG or their agents or counsel with any information that it believes constitutes material, non-public information. Parent understands and confirms that Seller will rely on the foregoing representation in effecting transactions in securities of Parent.

(o)	No Integrated Offering. Assuming the accuracy of the Seller’s representations and warranties set forth in Section 13, neither Parent, nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Parent Shares to be integrated with prior offerings by Parent for purposes of any applicable shareholder approval provisions of any trading market on which any of the securities of Parent are listed or designated.

(p)	Solvency. Based on the consolidated financial condition of Parent as of the Closing Date, after giving effect to the transactions contemplated by this Agreement, (i) the fair saleable value of Parent’s assets exceeds the amount that will be required to be paid on or in respect of Parent’s existing debts and other liabilities (including known contingent liabilities) as they mature, (ii) Parent’s assets do not constitute unreasonably small capital to carry on its business as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by Parent, consolidated and projected capital requirements and capital availability thereof, and (iii) the current cash flow of Parent, together with the proceeds Parent would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its liabilities when such amounts are required to be paid. Parent has no knowledge of any facts or circumstances which lead it to believe that it will file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction within one year from the Closing Date.

(q)	Tax Status. Except for matters that would not, individually or in the aggregate, have or reasonably be expected to result in a material adverse effect on the business or financial condition of Parent and its subsidiaries, taken as a whole, Parent and its subsidiaries each (i) has made or filed all United States federal, state and local income and all foreign income and franchise tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations and (iii) has set aside on its books provision reasonably adequate for the payment of all material taxes for periods subsequent to the periods to which such returns, reports or declarations apply. Foreign Corrupt Practices. Neither Parent nor any of its subsidiaries, nor to the knowledge of Parent or any of its subsidiaries, any agent or other person acting on behalf of Parent or any of its subsidiaries, has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by Parent or any of its subsidiaries (or made by any person acting on its behalf of which Parent is aware) which is in violation of law, or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

(r)	Regulation M Compliance. Parent has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of Parent to facilitate the sale or resale of any of the Parent Common Stock, or (ii) sold, bid for, purchased, or, paid any compensation for soliciting purchases of, any of the Parent Common Stock.

(s)	Office of Foreign Assets Control. Neither Parent nor any of its subsidiaries nor, to Parent’s knowledge, any director, officer, agent, employee or affiliate of Parent or any of its subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

(t)	U.S. Real Property Holding Corporation. Parent is not and has never been a U.S. real property holding corporation within the meaning of Section 897 of the Internal Revenue Code of 1986, as amended.

(u)	Bank Holding Company Act. Neither Parent nor any of its subsidiaries or Affiliates is subject to the Bank Holding Company Act of 1956, as amended (the “BHCA”) and to regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve”). Neither Parent nor any of its subsidiaries or Affiliates owns or controls, directly or indirectly, five percent (5%) or more of the outstanding shares of any class of voting securities or twenty-five percent or more of the total equity of a bank or any entity that is subject to the BHCA and to regulation by the Federal Reserve. Neither Parent nor any of its subsidiaries or Affiliates exercises a controlling influence over the management or policies of a bank or any entity that is subject to the BHCA and to regulation by the Federal Reserve.

(v)	Money Laundering. The operations of Parent and its subsidiaries are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, applicable money laundering statutes and applicable rules and regulations thereunder (collectively, the “Money Laundering Laws”), and no action or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving Parent or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of Parent or any of its subsidiaries, threatened.

(w)	Brokers. Parent will be solely responsible for payment of its broker fees.

15. GENERAL COVENANTS.

15.1 Employment Matters.

(a)	On or before three (3) days prior to Closing, Purchaser may interview all Business Personnel, provided that Purchaser is not obligated to hire any of those employees. Subject to applicable legal requirements, Purchaser will have reasonable access to personnel records (including employment eligibility verification, performance appraisals and disciplinary actions) for the purpose of preparing for and conducting employment interviews with Business Personnel and will conduct the interviews as expeditiously as reasonably possible prior to the Closing Date. Access will be provided by Seller upon reasonable prior notice during normal business hours. On or prior to the Closing Date, Purchaser will provide Seller with a list of Business Personnel that Purchaser may offer to employ, subject to satisfactory completion of Purchaser’s customary pre-employment screening procedures.

(b)	Effective as of the Closing Date, Seller will terminate, or cause its applicable Affiliate to terminate, all Business Personnel who are hired by Purchaser immediately after the Closing (collectively, the “Hired Employees”). Seller agrees that Purchaser retains discretion concerning the employees to whom Purchaser will decide to offer employment following the Closing and concerning the terms and conditions of their employment. No provision of this Section 15.1 will create any third party beneficiary or other rights in any current or former employee or independent contractor in respect of continued or resumed employment or engagement in connection the Property, or with Purchaser, and no provision of this Section 15.1 will create any rights in any such Persons in respect of any benefits that may be provided under any plan or arrangement that Purchaser might establish.

(c)	On or before the next regularly scheduled payroll date after the Closing Date, Seller will pay all Business Personnel (including all Hired Employees), the wages, benefits and other amounts due under any Benefit Plan maintained by Seller due or accrued to them as of the Effective Time, including accrued vacation amounts and any accrued amounts under any bonus or other Benefit Plan. Seller is solely responsible for any notification and liability under the WARN Act and any similar Law relating to any termination of any of the employees of Seller from employment with Seller occurring at any time prior to the Closing Date or on the Closing Date in connection with the acquisition. Seller is responsible for all liabilities for employee or independent contractor compensation and benefits accrued or otherwise arising out of services rendered by their employees and independent contractors prior to the Closing or arising by reason of actual, constructive or deemed termination of their service relationship with Seller at Closing, including all costs relating to the continuation of health benefits under COBRA, with respect to Business Personnel (and their “qualified beneficiaries,” as defined in COBRA) who are not Hired Employees at any time and with respect to all Hired Employees (and their qualified beneficiaries) for whom a “qualifying event” (as defined in COBRA) occurs as of or prior to the Effective Time.

(d)	Seller is responsible for all severance payments and similar obligations owed (or that may be owed) to Business Personnel (whether or not they become Hired Employees) for any event(s) through the Closing Date. Seller is responsible for any and all employment related costs and claims related to the Business Personnel through the Closing Date. Purchaser is responsible for any and all employment related costs and claims related to Hired Employees arising from any event(s) or circumstance(s) after the Closing Date.

15.2 Non-Assignment of Certain Contracts and Non-Land Leases. If any Assigned Contract or Non-Land Lease restricts or prohibits the transfer or assignment thereof or provides that it may not be transferred or assigned without the consent of another Person and for which the appropriate consent to the transfer and assignment thereof is not obtained, then at Purchaser’s option, Seller will, to the extent reasonably necessary in order to provide the benefits thereof to Purchaser, at the cost of Seller, cooperate with Purchaser in any reasonable arrangement that Purchaser specifies which is designed to provide the benefits thereof to Purchaser.

15.3 Permits. For a period of up to 3 months after Closing, Seller will assist and reasonably cooperate with Purchaser, at no additional cost or liability to Seller, in the transfer of all Permits needed for Purchaser’s operation of the cryptocurrency mining facility after the Closing. If the transfer of any such Permits is prohibited by Law or (in Purchaser’s reasonable judgment) would be overly burdensome, then Seller will use good faith efforts to assist Purchaser, at no additional cost or liability to Seller, in obtaining such Permit(s) in Purchaser’s own name.

15.4 Closing Agreements. At the Closing on the Closing Date, each of Purchaser and Seller will sign and deliver or cause to be delivered to each other their respective documentation required in Section 10.2 or as otherwise reasonably required by the Purchaser.

15.5 Inspection of Records. Seller will, subject to MIG and Parent entering into a new Non-Disclosure Agreement with MIG on substantially the same terms as the last such agreement between them, make its books and records (including work papers in the possession of its accountants) available for inspection and copying by Purchaser and/or its Representatives for reasonable business purposes at all reasonable times during normal business hours, for a three (3)-year period after the Closing Date, with respect to all transactions of the cryptocurrency mining facility occurring prior to and relating to the Closing, and the historical financial condition, assets, liabilities, operations and cash flows of the cryptocurrency mining facility.

15.6 SEC Financial Statements.

(a)	As soon as practicable after the date hereof, and in no event later than five (5) days before the Closing Date, Seller shall:

i.	cause to be prepared and provide to Parent and Purchaser audited consolidated (A) balance sheets for the GA Business as of December 31, 2020 and December 31, 2021, (B) related statements of operations, cash flows and stockholders’ equity and, if applicable, statements of comprehensive income, of the GA Business for the fiscal years then ended and (C) an unqualified opinion of independent public accountants and customary SEC filing consent letter with respect to such balance sheets and statements of operations, cash flows and stockholders’ equity and, if applicable, statements of comprehensive income (any such balance sheets, statements of operations, cash flows, stockholders’ equity, comprehensive income, and opinions, collectively, the “Audited Financial Statements”); and

ii.	cause to be prepared and provide to Parent and Purchaser reviewed consolidated unaudited balance sheets of the GA Business as of June 30, 2022, and statements of earnings, cash flows and stockholders’ equity and, if applicable, statements of comprehensive income of the GA Business for the six months ended June 30, 2022 and June 30, 2021 (the “Initial Interim Financial Statements”).

(b)	As soon as practicable after the date hereof, and in no event later than the the sixtieth (60th) day after the earlier of September 30, 2022 and the Closing Date, Seller shall:

a.

i.	cause to be prepared and provide to Parent and Purchaser reviewed consolidated unaudited balance sheets of the GA Business as of September 30 2022, and statements of earnings, cash flows and stockholders’ equity and, if applicable, statements of comprehensive income of the GA Business for the nine months ended September 30, 2022 and September 30, 2021 (the “Additional Interim Financial Statements” and, together with the Audited Financial Statements and the Initial Interim Financial Statements, the “Finacial Statements”); and

ii.	cause to be prepared and provide to Parent and Purchaser any other financial and other pertinent information regarding the GA Business as may be reasonably requested by Parent or Purchaser, as determined by Purchaser in good faith, including all financial statements financial data, in each case of the type required by Regulation S-X and Regulation S-K under the Securities Act or in order for Parent to comply with its financial reporting obligations as established by the SEC (including pursuant to Form 8-K and any pro-forma financial information requirements) in connection with the transactions contemplated hereunder.

(c)	Seller hereby represents, warrants, covenants and agrees that SEC Financial Statements (i) may consist of “carve-out financial statements” in respect of the GA Business, to the extent permitted by, and in accordance with, applicable guidance of the SEC (including guidance set forth in the SEC Financial Reporting Manual SEC Staff Accounting Bulletin Topic 1B.1), (ii) shall be prepared in accordance with GAAP, consistently applied, and applicable requirements of the SEC, and (iii) shall fairly present in all material respects the financial condition of the GA Business as of and for the dates thereof and the results of operations and cash flows of the the GA Business for the periods presented, subject, in the case of unaudited statements, to normal year-end audit adjustments.

(d)	Seller shall provide Parent and Purchase with such other financial records and documents, and shall otherwise cooperate, and cause its auditors to cooperate with Parent, in connection with Parent’s satisfication of its financial and other disclosure obligations in respect of the GA Business, in each case as promptly as reasonably possibly following the reasonable request therefor by Parent or Purchaser.

(e)	Seller understands, acknowledges and agrees that Parent and Purchaser will suffer significant harm in the event that Seller breaches or otherwise fails to fulfill any of its obligations under this Section 15.6 and that, without limiting the rights of Parent and Purchaser at law or in equity in respect of any such breach or failure, agrees with Parent and Purchaser that, notwithstanding anything to the contrary contained herein, Parent shall not be obligated to comply with any of its obligations under Section 10.3 and Schedule 10.3 unless and until Seller has satisfied all of its obligations under this Section 15.6 within the time periods specified therefor.

15.7 Operations of Purchaser and Property. Upon execution of this Agreement and through Closing, Seller shall operate the cryptocurrency mining facility in the ordinary course of business and shall not take nor allow any of the actions enumerated in 13.7 to occur without Purchaser’s written consent; provided that Seller may engage in ordinary course of business curtailment practices when it comes to mining equipment and related electrical power usage.

15.8 Payment of Connected Vendors. The Seller shall pay all amounts over $2,000 (“De Minimus Amount”) due and payable to vendors or suppliers associated with the GA Business within 14 days after Closing. If the aggregate amount of all De Minimus Amounts exceeds $20,000, then Seller must pay that amount to Purchaser within 15 days of receiving evidence reasonably satisfactory to Seller. Notwithstanding this section 15.8, Purchaser will not be assuming any Seller liabilities to vendors or suppliers under this Agreement.

15.9 Change in Circumstances. Prior to the Closing, Seller shall promptly supplement the Disclosure Schedules with respect to any matter hereafter arising or of which it becomes aware after the date hereof in order to keep the Disclosure Schedule true, complete and correct (each such supplement, a “Schedule Supplement”).  No Disclosure Supplement shall be taken into account in determining whether the condition set forth in Section 16.2 is satisfied; provided, however, that after the Closing, any Disclosure Supplement that includes only information regarding an event or circumstance occurring or arising after the Effective Date that is a Force Majeure event shall be included in the Disclosure Schedules for purposes of determining whether there has been a breach of any representation and warranty made by Seller in Section 13 as of the Closing Date (but not, for the avoidance of doubt, any representation and warranty made by Seller in Section 13 as of the Effective Date). “Force Majeure” shall mean any event or circumstance as a result of acts of nature (including fire, fire, flood, lightening strike, earthquake, storm, hurricane or other natural disaster), war, invasion, act of foreign enemies, hostilities (whether war is declared or not), civil war, rebellion, revolution, insurrection, military or usurped power or confiscation, terrorist activities, nationalization, government sanction, blockage, embargo, labor dispute, strike, lockout or interruption.

16. PURCHASER’S AND PARENT’S CONDITIONS. The obligations of Purchaser and Parent to consummate the transactions contemplated under this Agreement are subject to the following conditions in this Section 16.

16.1 Seller shall, as of the date and time for Closing, have performed and complied in all material respects with all agreements and obligations that are required to be performed or complied with by Seller on or before the Closing Date, including execution and delivery of all of the documents, instruments, papers, and materials that are required by Section 10.2 above to be executed and/or delivered by Seller prior to or at the date and time of Closing.

16.2 The representations and warranties of Luna and MIG set forth in this Agreement are true, complete and correct in all material respects as of the Closing Date, notwithstanding any representation and warranty referencing the Effective Date or Date of this Agreement and there shall not have occurred and be continuing at the date and time of Closing any material change to the condition of the Land or Property or the GA Business or Purchaser’s Intended Business including, without limitation, the occurrence of a material environmental contamination at the Land in violation of environmental laws occurring after the Effective Date.

16.3 There shall be no administrative agency, litigation or governmental proceeding of any kind whatsoever, pending or threatened in writing, that would make the transactions contemplated by this Agreement illegal, otherwise restrain or prohibit consummation of such transactions or cause any of the transactions contemplated hereunder to be rescinded following completion thereof.

16.4 The obligations of Seller and any applicable affiliates of Seller regarding hosting services for cryptocurrency miners on the Land, other than with Celsius, shall be terminated and associated miners shall have been removed from the Land and Property, unless the Seller and Purchaser mutually agree otherwise.

16.5 Seller shall have delivered the consent of the City of Sandersville, Georgia, to the assignment to, and assumption by, Purchaser or its Affiliate, including but not limited to CleanSpark, Inc., of the Contract for Electrical Power Service (a “CEPS”) between Seller and the City of Sandersville, Georgia.

16.6 Seller shall be prepared and willing to close, simultaneously with this Closing, the transactions contemplated by the ESPA.

16.7 Seller shall have delivered to Purchaser a certificate, dated the Closing Date, of an officer of MIG and Luna certifying, among other things, that attached or appended to such certificate: (A) is a true copy of all corporate actions taken by MIG and Luna, including resolutions of each of their board of directors, authorizing the consummation of the acquisition and the execution, delivery and performance of this Agreement and each of the Transaction Documents to be delivered by Seller pursuant hereto; and (B) are the names, titles and signatures of its duly elected or appointed officers who are authorized to execute and deliver this Agreement, the Transaction Documents to which Seller or MIG is a party and any certificate, document or other instrument in connection herewith.

16.8 Luna shall have delivered to Purchaser a certificate of good standing from the Secretary of State of Georgia, dated within twenty (20) days of the Closing Date, certifying that Luna is in good standing in the State of Georgia. MIG shall have delivered to Purchaser a certificate of good standing from the Secretary of State of Delaware, dated within twenty (20) days of the Closing Date, certifying that MIG is in good standing in the State of Delaware.

16.9 Simultaneous closing of the Seller Financing.

17 SELLER’S CONDITIONS. The obligations of Seller to consummate the transactions contemplated under this Agreement are subject to the following conditions in this Section 17.

17.1 Purchaser and Parent both shall, as of the date and time for Closing, have performed and complied in all material respects with all agreements and obligations that are required to be performed or complied with by Purchase or Parent on or before the Closing Date, including execution and delivery of all of the documents, instruments, papers, and materials that are required by Section 10.2 above to be executed and/or delivered by Purchaser and Parent prior to or at the date and time of Closing.

17.2 The representations and warranties of Purchaser or Parent set forth in this Agreement are true, complete and correct as of the Closing Date, notwithstanding any representation and warranty referencing the Effective Date or Date of this Agreement.

17.3 There shall be no administrative agency, litigation or governmental proceeding of any kind whatsoever, pending or threatened in writing, that would make the transactions contemplated by this Agreement illegal, otherwise restrain or prohibit consummation of such transactions or cause any of the transactions contemplated hereunder to be rescinded following completion thereof.

17.4 Purchaser shall have delivered to Seller a certificate, dated the Closing Date, of an officer of Purchaser and Parent certifying, among other things, that attached or appended to such certificate: (A) is a true copy of all corporate actions taken by Purchaser and Parent, including resolutions of each of their board of directors, authorizing the consummation of the acquisition and the execution, delivery and performance of this Agreement and each of the Transaction Documents to be delivered by Purchaser and/or Parent pursuant hereto; and (B) are the names, titles and signatures of its duly elected or appointed officers who are authorized to execute and deliver this Agreement, the Transaction Documents to which Purchaser or Parent is a party and any certificate, document or other instrument in connection herewith.

17.5 Purchaser shall have delivered to Seller a certificate of good standing from the Secretary of State of Georgia, dated within twenty (20) days of the Closing Date, certifying that Purchaser is in good standing in the State of Georgia.

17.6 Purchaser shall have delivered to Seller the payment of the Closing Purchase Price pursuant to Section 3.

17.7 Purchaser and/or Parent shall be prepared and willing to close, simultaneously with this Closing, the transactions contemplated by the ESPA.

17.8 Seller shall have received the consent of the City of Sandersville, Georgia, to the assignment to, and assumption by, Purchaser or its Affiliate, including but not limited to CleanSpark, Inc., of the CEPS.

17.9 Seller shall have received the consent of the Development Authority to the assignment to, and assumption by, Purchaser or its Affiliate, including but not limited to CleanSpark, Inc., of the Lease, along with a release by Purchaser of Seller from obligations and liabilities of the Lease that arise with respect to a breach of the Lease by Purchaser after assumption of the Lease by Purchaser that relate to the lease obligations that arise after the assignment of the Lease at Closing relating to obligations occurring after Closing.

17.10 Simultaneous closing of the Seller Financing and Equipment Financing in Section 21.

18 RIGHT OF FIRST REFUSAL AND RIGHT OF FIRST OFFER.

18.01 Right of First Refusal. Seller hereby grants on behalf of itself and any applicable Affiliates (individually, “Selling Party”, and, collectively, “Selling Parties”) to Purchaser a right of first refusal (“Right of First Refusal”) for a period ending on the first anniversary of the Closing Date (the “ROFR Period”) with respect to such Selling Party’s potential sale of (i) the cryptocurrency mining facilities, mining assets, or properties leased, owned, controlled or operated by a Selling Party as of the Effective Date and set out in Schedule 18.01; and (ii) any other U.S. facilities or properties in which a Selling Party acquires an interest (whether in fee or by leasehold or other interest granting such Selling Party ownership or control of such facilities or properties) during the ROFR Period and commences the development or operation of cryptocurrency mining thereon in the United States of America (individually, “Other Mining Property”). If, at any time during the ROFR Period, Selling Party (or Selling Parties) receives an offer or offers from an unrelated third party (“Third-Party Offeror”) to purchase or lease any or all of the Other Mining Property, and said offer or offers are on terms acceptable to MIG’s Board of Directors, such Selling Party (or Selling Parties) shall give written notice thereof to Purchaser specifying the following: (a) the notice address for such Selling Party (or Selling Parties); (b) year-to-date financial statements (if available); (c) most recent year-end financial statements (if available); (d) subject facility or property and mining data; and (e) a true and correct copy of the Third-Party Offeror’s offer or offers with only the Third-Party Offeror’s identity redacted (the “Selling Party ROFR Notice”). Within fourteen (14) days after Purchaser’s receipt of the Selling Party ROFR Notice, Purchaser shall deliver written notice to the applicable Selling Party (or Selling Parties) in accordance with the Selling Party ROFR Notice exercising Purchaser’s Right of First Refusal (the “ROFR Exercise Notice”) with respect to the subject Other Mining Property and agreeing to purchase or lease the subject Other Mining Property on substantially similar terms to those contained in the Third Party Offeror’s offer or offers. If Purchaser timely delivers its ROFR Exercise Notice, then Selling Party (or Selling Parties) shall immediately decline or reject the Third Party Offeror’s offer or offers and, if applicable, terminate any definitive agreements entered into by the Selling Party (or Selling Parties) and such Third Party Offeror related to the subject Other Mining Property, and the Selling Party (or Selling Parties) and Purchaser shall in good faith enter into a purchase agreement (or lease agreement) on terms reasonably similar to those set forth in the Third Party Offer’s offer or offers, but modified for such sale or lease, as the case may be. Should Purchaser (1) fail to timely deliver its ROFR Exercise Notice, or (2) decline to exercise its Right of First Refusal as to the subject Other Mining Property, then Purchaser’s Right of First Refusal only with respect to such subject Other Mining Property under this Section 18.01 shall be deemed waived, and Seller Party (or Selling Parties) shall be free to sell or lease, as the case may be, such Other Mining Property to such Third-Party Offeror within one hundred twenty (120) days after the expiration of the fourteen (14) day period prescribed herein and upon terms substantially similar to Third-Party Offeror’s offer or offers, but in no event shall the purchase price (or lease rental) be less than the amount set forth in Third-Party Offeror’s offer or offers. Should the one hundred twenty (120) day period pass without such sale or lease occurring, the terms of this Right of First Refusal shall continue in full force and effect as to the subject Other Mining Property, and the applicable Selling Party (or Selling Parties), if it receives an offer or offers to purchase or lease such Other Mining Property from a Third Party Offeror during the ROFR Period, shall again comply with all the terms of this Section 18.01.

In addition to the foregoing, during the fourteen (14) day period after Purchaser’s receipt of the Selling Party ROFR Notice, starting with the date of the receipt of the Selling Party ROFR Notice, the applicable Selling Party (or Selling Parties) shall permit Purchaser and its agents reasonable access during business hours to the subject Other Mining Property from time to time for the purpose of inspecting, studying, measuring and otherwise analyzing the same. Any sale or lease of the Other Mining Property in violation of the terms of this Agreement shall be null and void.

18.02 Right of First Offer. Seller hereby grants on behalf of itself and any Selling Parties to Purchaser a right of first offer (“Right of First Offer”) for a period of one hundred eighty (180) days after the Closing Date (the “ROFO Period”) with respect to Other Mining Property. If, at any time during the ROFO Period, a Selling Party (or Selling Parties) decides to sell or lease any or all of the Other Mining Property to an unrelated third party, such Selling Party (or Selling Parties) shall give written notice thereof to Purchaser specifying the following: (i) the notice address for such Selling Party (or Selling Parties); (ii) year-to-date financial statements (if available); (iii) most recent year-end financial statements (if available); (iv) subject facility or property and mining data; and (v) whether such Selling Party (or Selling Parties) seeks a sale or a lease of such Other Mining Property and any particular minimum or required terms as determined by MIG’s Board of Directors (the “Selling Party ROFO Notice”). Within fourteen (14) days after Purchaser’s receipt of the Selling Party ROFO Notice, Purchaser shall deliver written notice to the applicable Selling Party (or Selling Parties) in accordance with the Selling Party ROFO Notice exercising Purchaser’s Right of First Offer with respect to the subject Other Mining Property and agreeing to purchase or lease the subject Other Mining Property on substantially similar terms to those contained in this Agreement (the “Offer”), but with business terms provided that would be acceptable to Purchaser. If Purchaser timely delivers the Offer, then Selling Party (or Selling Parties) shall review the Offer and decide whether or not to sell or lease the Other Mining Property on the terms contained in the Offer within ten (10) days of its receipt of the Offer and shall deliver such decision, in writing, to Purchaser during such ten (10) day period. Should the applicable Selling Party (or Selling Parties) decide to accept Purchaser’s Offer, then Selling Party (or Selling Parties) and Purchaser shall in good faith enter into a purchase agreement (or lease agreement) on terms reasonably similar to those set forth in this Agreement and the Offer, but modified for such sale or lease, as the case may be. Should (1) Purchaser fail to timely deliver its Offer, or (2) the applicable Selling Party (or Selling Parties) reject or decline such Offer, then Purchaser’s Right of First Offer only with respect to such subject Other Mining Property under this Section 18.02 shall be deemed null and void, and Seller Party (or Selling Parties) shall be free to sell or lease such Other Mining Property to an unrelated third party within one hundred twenty (120) days after the expiration of the fourteen (14) day period (if Purchaser fails to timely deliver the Offer) or the ten (10) day period (if Purchaser timely delivers the Offer and Seller Party (or Seller Parties) reject or decline such Offer), as the case may be and prescribed herein, and upon terms substantially similar to Purchaser’s Offer, but in no event shall the purchase price (or lease rental) be less than the amount set forth in Purchaser’s Offer, if given. Should the one hundred twenty (120) day period pass without such sale or lease occurring, the terms of this Right of First Offer shall continue in full force and effect as to the subject Other Mining Property, and the applicable Selling Party (or Selling Parties), if it desires to sell or lease such Other Mining Property during the ROFO Period, shall again comply with all the terms of this Section 18.02.

In addition to the foregoing, during the fourteen (14) day period after Purchaser’s receipt of the Selling Party ROFO Notice, starting with the date of the receipt of the Selling Party ROFO Notice, the applicable Selling Party (or Selling Parties) shall permit Purchaser and its agents reasonable access during business hours to the subject Other Mining Property from time to time for the purpose of inspecting, studying, measuring and otherwise analyzing the same. Any sale or lease of the Other Mining Property in violation of the terms of this Agreement shall be null and void.

18.02 Termination right. MIG may terminate both the Right of First Refusal and the Right of First Offer in writing to the Purchaser if any of the Parties hereto become engaged in material litigation or arbitration related to the Transaction Documents.

19 SELLER FINANCING AND MEGAWATT EARN OUT.

19.01 Seller Financing. Seller shall provide seller financing for a portion of the Purchase Price as described in Section 3 above pursuant to the following terms (the “Seller Financing”). Seller shall provide a loan at Closing in the principal amount of Three Million and No/100 Dollars ($3,000,000.00) (“Total Loan Amount”). The interest rate shall be eight percent (8%) per annum, compounded monthly on any amounts outstanding. Default interest of 15% per annum will apply to any amounts unpaid when due. The Total Loan Amount with accrued but unpaid interest shall be repaid at the end of sixty (60) days after Closing. The Seller Financing will be evidenced by a secured promissory note substantially in the form in Exhibit “G” (the “Note”) and all obligations due under the Note shall be guaranteed by Parent and secured by a first priority security interest in the assets being sold by Seller to Purchaser, substantially in the form in Exhibit “G” (the “Security Agreement”).

19.02 Megawatt Earnout.

(a) The Seller shall be entitled to an additional Two Million and No/100 Dollars ($2,000,000.00) (“Megawatt Earnout”), if and only if, the following condition is satisfied: the Purchaser receives written confirmation reasonably acceptable to Purchaser that it will be able to utilize at least an additional 150 MW of power on the Land (the “Power Confirmation”), beyond the current 80MW of power on the Land as of the Effective Date. Once the Power Confirmation condition has been satisfied, the Megawatt Earnout payment shall be made on the later of the following events to occur: (x) sixty (60) days after Closing or (y) ten (10) Business Days after satisfaction of the Power Confirmation condition. Whichever party receives the Power Confirmation must immediately notify the other party.

(b) In the event that the Power Confirmation confirms that Purchaser will be able to utilize more than 80 MW but less than 230 MW (in total) on the Land, then the Seller is entitled to a pro-rata portion of the Megawatt Earnout in an amount equal to Two Million and No/100 Dollars ($2,000,000.00) multiplied by a fraction: (x) the numerator of which is (1) the amount of power that is more than 80 MW but less than 230 MW (in total on the Land) that is confirmed, less (2) 80MW and (y) the denominator of which is 150MW. Such pro-rated amount will be payable to Seller upon the later of the following events to occur: (x) sixty (60) days after Closing or (y) ten (10) Business Days after satisfaction of the Power Confirmation Condition. The maximum amount payable to Seller under this 19.2(b) is $2,000,000.

For avoidance of doubt and by way of example if the Power Confirmation states that a total of 140MW will be available then the amount due to Luna under Section 19.2(b) is equal to:

Step 1: $2,000,000 multiplied by (x) (1) 140MW - (2) 80MW/ (y) 150MW

Step 2: $2,000,000 multipled by (x) 60MW/ (y) 150MW

Step 3: $2,000,000 multiplied by 40%= $800,000 which is due to Luna.

(c) If a Power Confirmation is not received by the 6th month anniversary of the Closing Date, then Purchaser is not obligated to pay any Megawatt Earnout to Luna and it is null and void and of no further force and effect.

(d)The Parties must use best efforts to obtain Power Confirmation of the additional 150 MW.

20 NON-RELIANCE. Each of Purchaser and Parent acknowledges and agrees that, except as set forth in this Agreement, (a) Seller has not made any representation or warranty, express or implied, at law or in equity, as to themselves, the GA Business or the Property, or the accuracy or completeness of any information regarding themselves, the GA Business or the Property, which has been furnished or made available to Parent, Purchaser or either of their Representatives, and (a) neither Purchaser nor parent has relied, is not relying, and will not assert that it has relied upon any statement, representation or warranty (whether written or oral) other than the representations and warranties set forth in this this Agreement.

21 EQUIPMENT PURCHASE. Seller and Purchaser hereby agree that the consummation of this Agreement is, in all respects, conditioned upon the consummation of the sale of certain chattel property by MIG, and the purchase of the same by CleanSpark GLP, LLC, pursuant to and as more particularly set forth in that certain ESPA Agreement identified in Section 10.2.

22 INDEMNIFICATION AND SURVIVAL

22.1 Survival.

(a) All of the covenants and agreements made by Purchaser, Parent, MIG and Luna hereunder will survive the execution and delivery of this Agreement and the Closing until they are satisfied in full or by their nature expire. All of the representations, warranties, and Closing certifications of Luna and MIG will survive the execution and delivery of this Agreement and the Closing hereunder for a period of twelve (12) months following the Closing Date; provided, however, that: (a) the representations, warranties and Closing certifications made in or pursuant to Sections 13.1, 13.2, 13.14, 13.16(a) (first sentence only) and 3.19 (collectively, the “Luna and MIG Fundamental Representations”) will survive the execution and delivery of this Agreement and the Closing for the maximum time permitted by applicable law; (b) Claims related to fraud, intentional misrepresentation will survive indefinitely; and (c) Claims related to Sections 22.2(b), (c) or (d) will survive until the date on which the respective applicable statute of limitations has expired. If a Claim for breach of a representation or warranty is asserted prior to the termination of the applicable survival period, the Claim will survive until resolved (and will not be affected by expiration of the survival period for the representation and warranty).

(b) All of the covenants and agreements made by Parent and Purchaser hereunder will survive the execution and delivery of this Agreement and the Closing until they are satisfied in full or by their nature expire. All of the representations, warranties, and Closing certifications of Purchaser and Parent will survive the execution and delivery of this Agreement and the Closing hereunder for a period of twelve (12) months following the Closing Date; provided, however, that: (a) the representations, warranties and Closing certifications made in or pursuant to Sections 14.1(a), 14.1(b), 14.2(a), 14.2(b) and 14(e) (collectively, the “Purchaser and Parent Fundamental Representations”) will survive the execution and delivery of this Agreement and the Closing for the maximum time permitted by applicable law; (b) Claims related to fraud, intentional misrepresentation will survive indefinitely; and (c) Claims related to Sections 22.3(b), (c) or (d) will survive until the date on which the respective applicable statute of limitations has expired. If a Claim for breach of a representation or warranty is asserted prior to the termination of the applicable survival period, the Claim will survive until resolved (and will not be affected by expiration of the survival period for the representation and warranty).

22.2 Indemnification by Seller. Subject to the limitations set forth in this Section 22, MIG and Luna will jointly and severally, defend, save and hold Parent, Purchaser and their respective Representatives, and its and their respective successors and assigns (collectively, “Purchaser Indemnitees”) harmless from and against all demands, claims, allegations, assertions, actions or causes of action, assessments, losses, damages, obligations, liabilities, costs and expenses, including reasonable legal fees, interest, penalties, and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing, whether or not involving any third party claim, and whether or not formal legal proceedings are instituted (collectively, “Damages”), required to be paid by, or incurred by Purchaser Indemnitees, directly or indirectly, in connection with, arising out of, or which would not have occurred but for:

(a)	Luna, MIG or Cosmos’s breach of any representation or warranty of Luna, MIG or Cosmos contained in this Agreement, any Transaction Document or any certificate or document furnished pursuant hereto or thereto by Luna, MIG or Cosmos;

(b)	Luna, MIG or Cosmos’s breach or non-fulfillment by Luna, MIG or Cosmos’s, as applicable, of any covenant or agreement made by Luna, MIG or Cosmos’s in this Agreement or any Transaction Document, including failure to pay any Retained Liability as and when due;

(c)	all Pre-Closing Taxes; or

(d)	any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Seller in connection with any of the transactions contemplated by this Agreement.

For the purposes of this Section 22, the representations and warranties of Luna and MIG in this Agreement and in any Transaction Document that are qualified by materiality or material adverse effect will be deemed to be made without such materiality or material adverse effect qualifiers for the purpose of determining the amount of Damages relating to a breach of any such representation or warranty and only for such purpose.

22.3 Indemnification by Purchaser and Parent. Purchaser and Parent will jointly and severally indemnify, defend, save and hold Seller and their Representatives, and their respective successors and assigns (collectively, “Seller Indemnitees”) harmless from and against any and all Damages asserted against, imposed upon, resulting to, required to be paid by, or incurred by Seller Indemnitees, directly or indirectly, in connection with, arising out of, which could result from, or which would not have occurred but for:

(a)	Purchaser or Parent’s breach of any representation or warranty of contained in this Agreement, any Transaction Document or any certificate or document furnished pursuant hereto or thereto by Purchaser or Parent;

(b)	Purchaser or Parent’s breach or non-fulfillment by Purchaser or Parent, as applicable, of any covenant or agreement made by Purchaser or Parent in this Agreement or any Transaction Document;

(c)	the failure to pay or perform any Assumed Liabilities; and/or

(d)	any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with either Purchaser or Parent in connection with any of the transactions contemplated by this Agreement.

For the purposes of this Section 22, the representations and warranties of Purchaser and Parent in this Agreement and in any Transaction Document that are qualified by materiality or material adverse effect will be deemed to be made without such materiality or material adverse effect qualifiers for the purpose of determining the amount of Damages relating to a breach of any such representation or warranty and only for such purpose.

22.4 Certain Limitations. The indemnification provided for in Section 22.2 and Section 22.3 shall be subject to the following limitations:

(a) No Purchaser Indemnitee will be entitled to recover Damages pursuant to Section 22.2, and Luna and MIG will not be liable to any Purchaser Indemnitee for any Damages, until the aggregate amount of all Damages in respect to Indemnification under Section 22.2(a) exceed $20,000 (the “Luna and MIG Basket”) in which event Luna and MIG will only be required to pay or be liable for all Damages that exceed the Luna and MIG Basket. The aggregate amount of all Damages for which MIG and Luna will be liable pursuant to Section 22.2(a) will not exceed $3,300,000.00 (the “Luna and MIG Cap”), except in the case of breaches of Fundamental Representations (in which case the Cap will be equal to the Purchase Price (the “Luna and MIG Fundamental Cap”). No Purchaser Indemnitee will be entitled to recover Damages pursuant to Section 22.2 and Luna and MIG will not be liable to any Purchaser Indemnitee for any Damages which when aggregated with any amounts previously paid or to be paid by Luna or MIG pursuant to Section 22.2 would be in excess of the Purchase Price.

(b) No Seller Indemnitee will be entitled to recover Damages pursuant to Section 22.3, and Purchaser and Parent will not be liable to any Seller Indemnitee for any Damages, until the aggregate amount of all Damages in respect to Indemnification under Section 22.3(a) exceed $20,000 (the “Purchaser and Parent Basket”) in which event Purchaser and Parent will only be required to pay or be liable for all Damages that exceed the Purchaser and Parent Basket. The aggregate amount of all Damages for which Purchaser and Parent will be liable pursuant to Section 22.2(a) will not exceed $3,300,000.00 (the “Purchaser and Parent Cap”), except in the case of breaches of Fundamental Representations (in which case the Cap will be equal to $11,000,000.00 (the “Purchaser and Parent Fundamental Cap”). Except for failure to pay the Closing Purchase Price, no Seller Indemnitee will be entitled to recover Damages pursuant to Section 22.3 and Parent and Purchaser will not be liable to any Seller Indemnitee for any Damages which when aggregated with any amounts previously paid or to be paid by Purchaer or Parent pursuant to Section 22.3 would be in excess of the the sum of (a) $11,000,000 plus (b) the value of the Parent Shares actually received by Luna under Section 10.3 whose value is determined as of the Effective Date (based upon the volume weighted average price of the Parent Common Stock over the five trading days immediately preceding the Effective Date).

(c) The limitations set forth in Section 22.4(a) and Section 22.4(b) will not apply to Damages based upon, arising out of, with respect to or by reason of any fraud, intentional misrepresentation or willful misconduct by Purchaser, Parent, Luna or MIG, as applicable.

(d) If any Damages incurred by an indemnified party results in any entitlement to insurance recovery to such party then the amount of such damages payable by the indemnifying party will be adjusted to reflect such benefit, net of any reasonable costs of recovery.

(d) The Purchaser Indemnitee’s right to indemnification, payment, reimbursement, or other remedy for Damages shall be satisfied (a) first, by set off against the Seller Financing, to the extent of the amount then owed to Seller under the Seller Financing; (b) second, to the extent that the amount then owed to Seller under the Seller Financing is not sufficient, by withholding (and not issuing to Luna) shares of Parent Common Stock (valued at $4.0876 per share, subject to appropriate adjustment for any stock splits, stock combinations, stock dividends, recapitalizations or similar events occurring after the date hereof) that would otherwise be issued to Luna as Earn-out Shares pursuant to Section 10.3(a), and (c) if a and b are not sufficient directly against Luna and MIG.

(e) The parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims after the Closing for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of the Agreement, shall be pursuant to the indemnification provisions set forth in this Section 22. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective representatives arising under of based upon any law, except pursuant to the indemnification provisions set forth in this Section 22. Nothing in this 22.4(e) shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 12.

22.5 Notice of Claims. If any Purchaser Indemnitee or any Seller Indemnitee (an “Indemnified Party”) believes that it has suffered or incurred or will suffer or incur any Damages for which it is entitled to indemnification under this Section 22, such Indemnified Party will so notify the party or parties from whom indemnification is being claimed (the “Indemnifying Party”) with reasonable promptness and reasonable particularity in light of the circumstances then existing. The notice provided by the Indemnified Party to the Indemnifying Party will describe the Claim or other event or circumstance in reasonable detail and will indicate the amount (estimated, if necessary, and to the extent feasible) of the Damages that have been or may be suffered by the Indemnified Party. The failure of an Indemnified Party to give any notice required by this Section 22.4 will not affect any of such party’s rights under this Section 24 or otherwise, except and only to the extent that such failure is prejudicial to the rights or obligations of the Indemnifying Party or if such notice is not provided prior to expiration of the survival period set forth in Section 22.1.

22.6 Opportunity to Defend Third Party Claims. If any Indemnified Party receives notice of the assertion by any Person (other than the other Party) of any Claim or the commencement of any litigation, alternate dispute resolution, investigation or other proceeding that is subject to indemnification hereunder, the Indemnifying Party has the right to defend that Claim with counsel of its choice reasonably satisfactory to the Indemnified Party, but only if: (i) within twenty (20) days following the receipt of notice of the Claim, the Indemnifying Party notifies the Indemnified Party in writing that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Damages the Indemnified Party may suffer resulting from, relating to, arising out of, or attributable to the Claim; (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Claim and pay, in cash, all Damages the Indemnified Party may suffer resulting from, relating to, arising out of, or attributable to the Claim; (iii) the Claim involves only money Damages and does not seek an injunction or other equitable relief; (iv) settlement of, or an adverse judgment with respect to, the Claim is not in the good faith judgment of the Indemnified Party likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party or its Affiliates; (v) the Claim does not involve any Governmental Authority, and (vi) the Indemnifying Party continuously conducts the defense of the Claim actively and diligently. Otherwise, the Indemnified Party may defend and control the defense of such Claim at the Indemnifying Party’s expense; provided, the Indemnified Party will proceed diligently and in good faith with respect thereto.

As long as the Indemnifying Party is conducting the defense of the Claim in accordance with this Section 22.5: (a) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Claim; (b) the Indemnified Party will not consent to the entry of any Order with respect to the Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably); and (c) the Indemnifying Party will not consent to the entry of any Order with respect to the Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably; provided, that it will not be deemed to be unreasonable for an Indemnified Party to withhold its consent with respect to any finding of or admission (1) of any breach or violation of any Law, Order or Permit, (2) of any violation of the rights of any Person, or (3) which the Indemnified Party believes could have a material impact on the Indemnified Party’s business or any other actions to which the Indemnified Party is a party or to which the Indemnified Party has a good faith belief it may become party).

23 RECITALS. The recitals are incorporated into this Agreement by reference as if fully set forth in the body of this Agreement.

24 MISCELLANEOUS.

24.1 Time of Essence. Time is of the essence of this Agreement.

24.2 Notices. Any notices, requests, or other communications required or permitted to be given hereunder shall be in writing and shall be (i) delivered by hand, (ii) sent by a nationally recognized next-Business Day delivery service, or (iii) sent by electronic transmission during normal business hours of recipient with confirmation of receipt. Any such notice, request, or other communication shall be considered given on the date of hand delivery, on the date the same is deposited with a nationally recognized overnight delivery service, on the date of deposit in the United States mail as provided above, or the date of electronic transmission in the case of delivery by facsimile or electronic mail during normal business hours of recipient, otherwise on the next Business Day, but the time period, if any, provided herein to respond thereto shall begin to run only upon the date of actual receipt. Notices to Purchaser shall be sent with a copy to Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, 3414 Peachtree Road, NE, Suite 1500, Atlanta, GA 30326, Attn: Justin Daniels, Esq., jdaniels@bakerdonelson.com and to Katten Muchin Rosenman LLP, 525 West Monroe Street, Chicago, IL 60661; Attn: Mark Wood, mark.wood@katten.com, as well as a copy to Legal@CleanSpark.com. Notices to Seller may be made to James Manning CEO, Level 5 97 Pacific Highway North Sydney NSW 2060, james@mawsoninc.com, copy to General Counsel, legal@mawsoninc.com

24.3 Entire Agreement; Modification. This Agreement supersedes all prior discussions and agreements between Seller and Purchaser with respect to the Land and Property and contains the sole and entire understanding between Seller and Purchaser with respect to the Land and Property. This Agreement shall not be modified or amended in any respect except by a written instrument executed by or on behalf of each of the parties to this Agreement.

24.4 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.

24.5 Waiver. Any condition, right, election, or option of termination, cancellation, or rescission granted by this Agreement to Purchaser or Seller may be waived by such party.

24.6 Date for Performance. If the time period by which any right, option or election provided under this Agreement must be exercised, or by which any act required hereunder must be performed, or by which the Closing must be held, expires on a Saturday, Sunday or legal holiday observed in the State of Georgia or under federal law, then such time period shall be automatically extended through the close of business on the next regularly scheduled Business Day.

24.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Each party expressly agrees that the other parties shall have the right to assign this Agreement to any corporation, partnership, joint venture or other entity controlled by or under common control with such party. Any other assignment shall be made only with the prior written consent of the other parties to this Agreement, which consent may not be unreasonably withheld, conditioned or delayed.

24.8 Disclosure and Confidentiality.

(a) MIG and Parent are corporations listed on NASDAQ and subject to vaiours ruls and laws relating to disclosure. None of the parties hereto nor any of their respective affiliates shall make any public announcement regarding this Agreement or the terms and conditions hereof or transactions contemplated hereby without first consulting with the other party, and considering their reasonable requests in good faith. Nothing in the section prevents a party from making any SEC filing in any form the party reasonably believes is required by law including the Exchange Act and the Securities Act..

(b) Seller acknowledges and agrees that the protection of the Confidential Information of the cryptocurrency mining facility is necessary to protect and preserve the value of the Property. Therefore, Seller hereby agrees for a period of three (3) years after the Closing not to disclose to any unauthorized Persons or use for their own account or for the benefit of any third party any Confidential Information, whether or not such information is embodied in writing or other physical form, unless and to the extent that the Confidential Information loses its status as Confidential Information other than as a result of the fault of Seller or the fault of any other Person bound by a duty of confidentiality to Purchaser or Seller. Seller agrees to deliver to Purchaser at the Closing, and at any other time Purchaser may request, all electronic files, documents and other materials that contain any Confidential Information and any other Confidential Information that Seller may then possess or have under its control. Upon Purchaser’s request, Seller will permanently delete or destroy, and/or confirm the permanent deletion or destruction of, any Confidential Information, except that Seller may retain a copy of Confidential Information solely as necessary for archival purposes to establish its rights and obligations under this Agreement or to investigate and defend any claims that may relate to pre-Closing periods.

24.9 Exclusivity. Seller shall not solicit, market or entertain other offers to buy the Property or any portion thereof, nor sell, lease, sublease or otherwise transfer the Property or any portion thereof, to any person or entity other than Purchaser or Purchaser’s Affiliates during the Exclusivity Period. The “Exclusivity Period” shall be the period of time from the Effective Date to consummation of the Closing or the termination of this Agreement, whichever comes first.

24.10 Arbitration. All disputes, controversies, or claims arising out of or relating to this Agreement or a breach of this Agreement shall be submitted to and finally resolved by arbitration under the rules of the American Arbitration Association (“AAA”) then in effect. There shall be one arbitrator, such arbitrator shall be chosen by mutual agreement of the parties in accordance with AAA rules. The arbitration shall be conducted in Atlanta, Georgia. The findings of the arbitrator shall be final and binding on the parties, and may be entered in any court of competent jurisdiction for enforcement. Nothing herein shall prevent a party from seeking any provisional or equitable remedy (including, but not limited to, an injunction) from any court having jurisdiction over the parties and the subject matter of the dispute as is necessary to protect such Party’s rights.

24.11 Share Adjustments. Any Parent Common Stock related numbers shall be appropriately adjusted for any stock splits, stock dividends, stock combinations, recapitalizations and similar events occurring after the date of this Agreement.

24.12 Governing Law. This Agreement (subject to any contrary provision in any Transaction Document as it relates to that Transaction Document) will be construed in accordance with, and governed by, the laws of the State of New York without giving effect to its conflicts of law principles. Each Party agrees (subject to any contrary provision in any Transaction Document as it relates to that Transaction Document) that the exclusive forum for any action to enforce this Agreement, as well as any action relating to or arising out of this Agreement, will be the state or federal courts located in the State of New York.

25 DEFINITIONS. The terms capitalized terms identified in the Agreement are defined below:

“Affiliate” with respect to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with such Person. “Control” with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, including the power to direct the disposition of assets in a trust or similar relationship.

“Assigned Contracts” means the contracts set out in Schedule 1.1.

“Benefit Plans” means all employee benefit plans as defined in Section 3(3) of ERISA and all other material employee benefit arrangements and obligations that are legally enforceable, to provide benefits, other than wages and salary, as compensation for services rendered to current or former directors, employees or agents of the GA Business or an ERISA Affiliate, including employment agreements, severance agreements, executive compensation arrangements, incentive programs or arrangements, sick leave and sick pay, vacation pay, severance pay policies, plant closing benefits, salary continuation for disability, consulting or other compensation arrangements, housing or other assistance, workers’ compensation, deferred compensation, bonus, equity or phantom equity programs, pension arrangements, retirement plans, profit sharing programs, hospitalization, medical insurance, life insurance, tuition reimbursement or scholarship programs, any plans providing benefits or payments in the event of a change of control, change in ownership, or sale of a substantial portion (including all or substantially all) of the assets of any business of Seller, other than Multiemployer Plans, maintained by Seller or an ERISA Affiliate or to which Seller or an ERISA Affiliate has contributed or is or was obligated to make payments or under which Seller or an ERISA Affiliate could have any liability, in each case with respect to any current or former employees, directors or agents of Seller or an ERISA Affiliate during the last six (6) years.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in Atlanta, Georgia are authorized or obligated by applicable Law to close or are otherwise generally closed.

“Closing Parent Shares” means 1,590175 shares of Parent Common Stock (subject to appropriate adjustment for any stock splits, stock combinations, stock dividends, recapitalizations or similar event occurring after the date hereof and prior to the Closing Date).

“Code” means the Internal Revenue Code of 1986.

“Confidential Information” means any and all data and information relating to the GA Business’ cryptocurrency mining facility, its activities, business, or customers that (i) was disclosed to Seller or of which Seller became aware as a consequence of its ownership of, management or, or other involvement with the GA Business; (ii) has value to the GA Business itself; and (iii) is not generally known outside of Seller. “Confidential Information” includes the following types of information regarding, related to, or concerning the cryptocurrency mining facility: trade secrets; product lists and specifications; data; know how; formulae; compositions; processes; designs; sketches; graphs; drawings; samples; inventions and ideas; past, current and planned research and development; current and planned sales and marketing methods and processes; loyalty program information; customer lists, current and anticipated customer requirements; price lists and pricing policies; market studies (including analysis of new markets and locations); business plans; improvements; information and competitive strategies of Sellers; historical financial statements; financial projections and budgets; historical and projected sales; capital spending budgets and plans; the names and backgrounds of key personnel, contractors, agents, suppliers and potential suppliers; personnel training and related techniques and materials; purchasing methods and related techniques; information regarding competitors; and any and all notes, analysis, compilations, studies, summaries and other material prepared by or for Sellers containing or based, in whole or in part, upon any information included in the foregoing. “Confidential Information” also includes combinations of information or materials which individually may be generally known outside of the Seller, but for which the nature, method, or procedure for combining such information or materials is not generally known outside of Seller. In addition to data and information relating to the cryptocurrency mining facility, “Confidential Information” also includes any and all data and information relating to or concerning a third party that otherwise meets the definition set forth above, that was provided or made available to Seller by such third party, and that the Seller has a duty or obligation to keep confidential. This definition does not limit any definition of “confidential information” or any equivalent term under state or federal law. “Confidential Information” does not include information that (i) has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of Purchaser, the cryptocurrency mining facility, and (ii) that is otherwise in the public domain or generally known in the car washing industry other than by violation of any confidentiality agreement.

“Earn-out Share Number” means means 1,100,890 shares of Parent Common Stock (subject to appropriate adjustment for any stock splits, stock combinations, stock dividends, recapitalizations or similar event occurring after the date hereof and prior to the Closing Date).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any corporation or other business entity that is included in a controlled group of corporations within which Seller are also included, as provided in Section 414(b) of the Code; or which is a trade or business under common control with Sellers, as provided in Section 414(c) of the Code; or which constitutes a member of an affiliated service group within which Sellers are also included, as provided in Section 414(m) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

“Financial Statements” has the meaning given to such term in Section 13.5.

“Fraud” whether capitalized or lowercase, means as finally determined by a court of competent jurisdiction, an actual, intentional and knowing common law fraud (and not a constructive fraud or negligent misrepresentation or omission) by Seller (with respect to the making of the representations and warranties set forth in Section 13 of this Agreement or any certificate delivered pursuant to this Agreement) or Purchaser or Parent (with respect to the making of the representations and warranties set forth in Section 14 of this Agreement or any certificate delivered pursuant to this Agreement).

“GA Business” means the cryptocurrency mining and co-location hosting operations and business conducted by MIG, Luna and their Affiliates solely on the Land and solely using the Property and the mining equipment being sold pursuant to the ESPA.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authorities” means all agencies, authorities, bodies, boards, commissions, courts, instrumentalities, legislatures and offices of any nature whatsoever of any government, quasi-governmental unit or political subdivision, whether foreign, federal, state, county, district, municipality, city or otherwise.

“Indebtedness” means at a particular time, without duplication, (a) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (b) any indebtedness evidenced by any note, bond, debenture or other debt security, (c) any indebtedness for the deferred purchase price of properties or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business which are not more than thirty (30) days past due based on their invoice date), (d) any commitment by which a Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (e) any indebtedness guaranteed in any manner by a Person (including guarantees in the form of an agreement to repurchase or reimburse), (f) any obligations under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss, (g) any indebtedness secured by a Lien on a Person’s assets, and (h) any accrued interest, penalties or prepayment fees related to the foregoing.

“Law” or “Laws” means any federal, state, foreign or local statute, law, ordinance, regulation, rule, code, Order, other requirement or rule of law (including common law).

“Lien” means any mortgage, deed to secure debt, deed of trust, or other similar financing instrument, lien (including mechanics, warehousemen, laborers and landlords liens), claim, pledge, charge, community property interest, equitable interest, right of way, easement, encroachment, security interest, preemptive right, right of first refusal or similar restriction or right, option, judgment, title defect or encumbrance.

“Knowledge” means when referencing the knowledge of Seller, means the actual knowledge of a particular fact or other matter being possessed as of the pertinent date by James Manning or Liam Wilson after reasonable investigation.

“Non-Land Leases” means the non-land leases set out in Schedule 1.1.

“Parent Common Stock” means the common stock of Parent, par value $0.001 per share.

“Permitted Lien” means (a) Liens for Taxes not yet due and payable, (b) statutory Liens of landlords, (c) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course of business, and (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, limited liability partnership, syndicate, trust, association, entity or government or political subdivision, agency or instrumentality of a government.

“Personal Data” means any data that identifies or is capable of identifying an individual, or is otherwise defined as personal information, personal data, sensitive personal data, personal identifiable information, personal health information, non-public personal information or similar terms under applicable Laws.

“Representatives” means, with respect to any party to this Agreement, such party’s Affiliates and its and their respective directors, managers, officers, employees, attorneys, accountants, representatives, and other agents.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder.

“Seller MAE” means any event, effect, circumstance, change, occurrence, fact or development that is materially adverse to the business or financial condition of the GA Business or the consummation of the transactions contemplated by this Agreement, in each case taken as a whole; provided, however, that the foregoing will not include any event, effect, circumstance, change, occurrence, fact or development resulting from or relating to (i) general business or economic conditions, (ii) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iii) financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Purchaser; (v) any matter of which Purchaser is aware on the date hereof; (vii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Company; (ix) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions; (x) any epidemics, pandemics, disease outbreaks, public health emergencies, or other force majeure events, or (xi) the price or value of Bitcoin.

“Taxes” means: (a) any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind, imposed by any Governmental Authority or taxing authority, including taxes or other charges on, measured by, or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added or gains taxes; license, registration and documentation fees; and customers’ duties, tariffs and similar charges; (b) any liability for the payment of any amounts of the type described in (a) as a result of being a member of an affiliated, combined, consolidated or unitary group for any taxable period; (c) any liability for the payment of amounts of the type described in (a) or (b) as a result of being a transferee of, or a successor in interest to, any Person or as a result of an express or implied obligation to indemnify any Person; and (d) any and all interest, penalties, additions to tax and additional amounts imposed in connection with or with respect to any amounts described in (a), (b) or (c).

“Tax Returns” means any return, report, statement, form or other documentation (including any additional or supporting material and any amendments or supplements) filed or maintained, or required to be filed or maintained, with respect to or in connection with the calculation, determination, assessment or collection of any Taxes.

“Transaction Document(s)” means, collectively, this Agreement and each of the other agreements and instruments to be executed and delivered by all or some of the Parties in connection with the consummation of the Acquisition, including, without limitation, the Lease Assignment and Assumption (including Development Authority consent), any other bills of sale/assignment and assumption agreements utilized to effectuate the Closing, General Assignment and Assumption, Colocation Agreement, Assignment and Assumption of CEPS, the Note, the Security Agreement, and the EPSA.

“WARN Act” means the Worker Adjustment and Retraining Notification Act.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have duly signed, sealed, and delivered this Agreement on the dates set forth opposite their signatures.

PURCHASER:

CSRE PROPERTIES SANDERSVILLE, LLC, a Georgia limited liability company

Dated as to Purchaser: September 8, 2022	By: CSRE Property Management Company, LLC, a Georgia limited liability company, its Manager

By: CleanSpark, Inc., a Nevada corporation, its Manager

	By:	/s/ Zachary K. Bradford
Zachary K. Bradford, President

PARENT:

CLEANSPARK, INC. a Nevada corporation

	By:	/s/ Zachary K. Bradford
	Name:	Zachary K. Bradford
	Title:	President

SELLER:

LUNA SQUARES, LLC (f/k/a Innovative Property Management, LLC), a Delaware limited liability company

Dated as to Seller:	By:	/s/ James Manning
September 8, 2022	Name:	James Manning
Title:

MAWSON INFRASTRUCTURE GROUP, INC., a Delaware corporation

	By:	/s/ James Manning
	Name:	James Manning
Title: